SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

FIRST BANCORP.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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1519 PONCE DE LEON AVENUE
SAN JUAN, PUERTO RICO 00908
(787) 729-8200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of First BanCorp:

NOTICE IS HEREBY GIVEN that, pursuant to a resolution of the Board of Directors and Section 2 of the Corporation’s By-laws, the Annual Meeting of Stockholders of First BanCorp will be held at our principal offices located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico, on Tuesday, April [22], 2010, at 2:00 p.m., for the purpose of considering and taking action on the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1. To elect nine (9) directors, each for a term of one year expiring at the 2011 Annual Meeting of Stockholders.

2. To amend Article Sixth of the Restated Articles of Incorporation to increase the number of authorized shares of common stock, par value $1.00 per share (“Common Stock”), from 250,000,000 to 750,000,000.

3. To approve the issuance of shares of Common Stock in accordance with applicable New York Stock Exchange rules.

4. To approve a non-binding, advisory proposal on the 2009 compensation of First BanCorp’s executives.

5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2010 fiscal year.

In addition, we will consider and take action on such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record as of the close of business on March 11, 2010 are entitled to receive notice of and to vote at the meeting. A list of such stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days prior to the meeting, at our principal offices.

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number you own. Even if you plan to be present at the meeting, you are urged to complete, sign, date and promptly return the enclosed proxy in the envelope provided. If you attend the meeting, you may vote either in person or by proxy. You may revoke any proxy that you give in writing or in person at any time prior to its exercise.

By Order of the Board of Directors,

/s/ Lawrence Odell
Lawrence Odell
Secretary

San Juan, Puerto Rico
March [30], 2010

[THIS PAGE WAS INTENTIONALLY LEFT BLANK]

1519 Ponce De Leon Avenue
Santurce, Puerto Rico 00908

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL [22], 2010

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of First BanCorp (the “Corporation”) for use at the Annual Meeting of Stockholders to be held at the Corporation’s offices located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico, on April [22], 2010, at 2:00 p.m., and at any adjournment thereof (the “Annual Meeting”). This Proxy Statement and form of proxy are first being sent or given to stockholders of record on or about March [30], 2010. The Board of Directors has designated two individuals to serve as proxies to vote the shares represented at the Annual Meeting. Shares represented by properly executed proxies that are received will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If you properly submit a proxy but do not give instructions on how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board of Directors’ recommendations described below.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the Board of Directors of the Corporation (the “Board”), Board committees, the compensation of directors and executive officers and other required information.

What is the purpose of the Meeting?

At the Annual Meeting, stockholders will act upon the following matters, which are outlined in the accompanying Notice of Meeting: the election of nine directors, the amendment to Article Sixth of the Restated Articles of Incorporation to increase the number of authorized shares of common stock, par value $1.00 per share (“Common Stock”), from 250,000,000 to 750,000,000, the issuance of shares of Common Stock in accordance with applicable New York Stock Exchange rules, the non-binding, advisory proposal on the 2009 compensation of First BanCorp’s executives, and the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2010 fiscal year.

What should I receive?

You should receive this Proxy Statement, the Notice of Annual Meeting of Stockholders, the proxy card and the Corporation’s 2009 annual report with the audited financial statements for the year ended December 31, 2009, duly certified by PricewaterhouseCoopers LLP.

How many votes do I have?

You will have one vote for every share of Common Stock you owned as of the close of business on March 11, 2010, the record date for the Annual Meeting (the “Record Date”).

If I am a holder of shares of Common Stock, but I did not hold my shares of Common Stock as of the Record Date, am I entitled to vote?

If you were not a record or beneficial holder of shares of Common Stock as of the Record Date, you will not be entitled to vote with respect to such shares.

How many votes can all stockholders cast?

Stockholders may cast one vote for each of the Corporation’s 92,542,722 shares of Common Stock that were outstanding on the Record Date.

How many votes must be present to hold the Meeting?

A majority of the votes that can be cast must be present either in person or by proxy to hold the Annual Meeting. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining whether the majority of the votes that can be cast are present. A broker non-vote occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter. Votes cast by proxy or in person at the Annual Meeting will be counted by Bank of New York Mellon, an independent third party. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting.

What vote is required and how are abstentions and broker non-votes treated?

To be elected, directors must receive a majority of the votes of the stockholders represented in person or by proxy at the meeting and entitled to vote on the election of directors. Abstentions will have the same effect as votes cast AGAINST and broker non-votes will not be counted in determining the number of shares necessary for approval.

Action with respect to the proposal to amend Article Sixth of the Restated Articles of Incorporation requires the approval of a majority of the shares of Common Stock outstanding. Broker non-votes and abstentions will have the same effect as votes cast against the proposed amendment and issuance.

Proposal No. 3 relating to the issuance of shares of Common Stock in accordance with applicable New York Stock Exchange rules requires the affirmative vote of holders of a majority of the votes cast on each such the proposal, provided that the total votes cast on the proposal, whether for or against this proposal, represent over 50% of all of the shares of Common Stock outstanding will be required for approval. Abstentions will have the same effect as votes cast against the proposals and broker non-votes will not be counted in determining the number of shares necessary for approval.

As to the advisory vote related to executive compensation and the ratification of the independent registered public accounting firm, and any other item voted upon at the Annual Meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on each item will be required for approval. Abstentions will have the same effect as votes cast against the proposals and broker non-votes will not be counted in determining the number of shares necessary for approval.

Can my broker vote my shares for me on the election of directors?

No. Please note that this year the rules that govern how brokers vote your shares have changed. Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote FOR each nominee to the Board; FOR the amendment to Article Sixth of the Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 250,000,000 to 750,000,000; FOR the issuance of shares of Common Stock in accordance with applicable New York Stock Exchange rules; FOR the advisory vote related to executive compensation; and FOR the ratification of the Corporation’s independent registered public accounting firm for the year 2010.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting.

To vote by proxy, you must either:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

•	vote by telephone (instructions are on the proxy card); or

•	vote over the Internet (instructions are on the proxy card).

Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a Shareholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Annual Meeting?

If you are a “shareholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, The Bank of New York Mellon Shareowner Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone, or by completing, signing, dating and returning the proxy card.

Beneficial Owner.  If your shares are held by a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank, trustee or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, trustee or other nominee on how to vote the shares held in your account, and it will enclose or provide voting instructions for you to use in directing it on how to vote your shares. The organization that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Accordingly, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank, trustee or other nominee giving you the right to vote the shares at the Annual Meeting.

Who will bear the costs of soliciting proxies for the Annual Meeting?

We will bear the cost of soliciting proxies for the Annual Meeting. In addition to solicitation by mail, proxies may be solicited personally, by telephone or otherwise. The Board has engaged the firm of Morrow & Co., LLC to aid in the solicitation of proxies. The cost is estimated at $6,500, plus reimbursement of reasonable out-of-pocket expenses. Our Directors, officers and employees may also solicit proxies but will not receive any additional compensation for their services. Proxies and proxy materials will also be distributed at our expense by brokers, nominees, custodians and other similar parties.

Can I change my vote?

Yes, you may change your vote. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by sending in a new proxy card with a later date, or casting a new vote by telephone or over the Internet, or sending a written notice of revocation to the President or Secretary of First BanCorp, at P.O. Box 9146, San Juan, Puerto Rico 00908-0146, delivered before the proxy is exercised. If you attend the Annual Meeting and want to vote in person, you may request that your previously submitted proxy not be used. If your shares are held in the name of a broker, bank or other holder of record, that institution will instruct you as to how your vote may be changed.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate proxy card for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card that you receive.

Could other matters be decided at the Annual Meeting?

The Board does not intend to present any business at the Annual Meeting other than that described in the Notice of Annual Meeting of Stockholders. The Board at this time knows of no other matters that may come before the Annual Meeting and the Chairman of the Annual Meeting will declare out of order and disregard any matter not properly presented. However, if any new matter requiring the vote of the stockholders is properly presented before the Annual Meeting, proxies may be voted with respect thereto in accordance with the best judgment of the proxy holders, under the discretionary power granted by stockholders to their proxies in connection with general matters.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who can help answer my questions?

If you have any questions about how to grant or revoke your vote or need copies of our filings, you should contact Lawrence Odell, Secretary of the Board of Directors, at 787-729-8109 or at lawrence.odell@firstbankpr.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON APRIL [22], 2010

This Proxy Statement and the 2009 annual report to security holders are available at http://bnymellon.mobular.net/bnymellon/fbp. You may obtain directions to be able to attend the meeting and vote in person by contacting Lawrence Odell, Secretary of the Board of Directors, by e-mail at lawrence.odell@firstbankpr.com or by telephone at 787-729-8109.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth certain information as of January 15, 2010 with respect to shares of our Common Stock and preferred stock beneficially owned (unless otherwise indicated in the footnotes) by: (1) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (2) each director, each director nominee and each executive officer named in the Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”); and (3) all directors and executive officers as a group. This information has been provided by each of the directors and executive officers at our request or derived from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Beneficial ownership of securities, as shown below, has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security).

(1)	Beneficial Owners of More Than 5% of our Common Stock: (a)

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class(b)

The Bank of Nova Scotia	9,250,450	(c)	10.00%
44 King Street West 6th Fl Toronto, Canada M5H 1H1
FMR LLC	7,300,000	(d)	7.89%
82 Devonshire Street Boston, MA 02109
Angel Alvarez-Pérez	6,360,518	(e)	6.87%
Condominio Plaza Stella Apt.1504
Avenida Magdalena 1362 San Juan, Puerto Rico 00907
BlackRock, Inc.	6,220,207	(f)	6.72%
40 East 52nd Street New York, NY 10022
First Trust Portfolio L.P.	4,676,229	(g)	5.05%
120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187

(a)	On January 16, 2009, we entered into a Letter Agreement (the “Letter Agreement”) with the U.S. Department of Treasury (the “Treasury”) pursuant to which we sold 400,000 shares of Series F Preferred Stock to the Treasury, along with a warrant to purchase 5,842,259 shares of Common Stock, equivalent to 6.31% of our shares of Common Stock as of January 15, 2010, at an initial exercise price of $10.27 per share. This table excludes shares that the Treasury may acquire pursuant to the warrant it acquired in January 2009. This warrant, which expires 10 years from the issue date, may be exercised, in whole or in part, at any time or from time to time by the Treasury.

(b)	Based on 92,542,722 shares of Common Stock outstanding as of January 15, 2010.

(c)	On August 24, 2007, the Corporation entered into a Stockholder Agreement with the Bank of Nova Scotia (“BNS”), which completed a private placement of 9,250,450 shares of Common Stock at a price of $10.25 per share pursuant to the terms of an investment agreement dated February 15, 2007. BNS filed a Schedule 13D on September 4, 2007 reporting the beneficial ownership of 10% or 9,250,450 shares of Common Stock as of August 24, 2007 and reported that it possessed sole voting power and sole dispositive power over 9,250,450 shares.

(d)	Based solely on a Schedule 13G/A filed with the SEC on February 16, 2010 in which FMR LLC reported aggregate beneficial ownership of 7,300,000 shares of the Corporation as of December 31, 2009. FMR LLC reported that it possessed sole power to dispose or to direct the disposition of 7,300,000 shares. FMR LLC reported that it did not possess sole power to vote or direct the vote of any shares beneficially owned.

(e)	Based solely on a Schedule 13D/A filed with the SEC on May 13, 2009 by Mr. Angel Àlvarez-Pérez in which Mr. Àlvarez-Pérez reported aggregate beneficial ownership of 6,360,518 shares of the Corporation. Mr. Àlvarez-Pérez reported that he possessed sole voting power and sole dispositive power over 6,339,218 shares and shared voting power and shared dispositive power over 20,300 shares.

(f)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010 in which BlackRock, Inc. reported aggregate beneficial ownership of 6,220,207 shares of the Corporation as of December 31, 2009. BlackRock, Inc. reported that it possessed sole voting power and sole dispositive power over 6,220,227 shares.

(g)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2010 in which First Trust Portfolios L.P. and certain of its affiliates reported aggregate beneficial ownership of 4,676,229 shares of the Corporation as of December 31, 2009. First Trust Portfolios L.P. and certain of its affiliates reported that they possessed shared power to vote or to direct the vote of and shared power to dispose or to direct the disposition of 4,676,229 shares beneficially owned.

(2)	Beneficial Ownership of Directors, Director Nominees and Executive Officers:

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(a)		Percent of Class*

Directors
Aurelio Alemán-Bermúdez,
President & Chief Executive Officer	872,000		*
José Menéndez-Cortada,
Chairman of the Board	45,896		*
Jorge L. Díaz-Irizarry	62,737	(b)	*
José Ferrer-Canals	5,527		*
Sharee Ann Umpierre-Catinchi	81,677	(c)	*
Fernando Rodríguez-Amaro	32,207		*
Héctor M. Nevares-La Costa	4,543,396	(d)	4.91%
Frank Kolodziej-Castro	2,762,483		2.99%
José F. Rodríguez-Perelló	324,077		*
Executive Officers
Orlando Berges-González,
Executive Vice President & Chief Financial Officer	10,000		*
Lawrence Odell,
Executive Vice President, General Counsel & Secretary	225,000		*
Randolfo Rivera-Sanfeliz,
Executive Vice President	406,450		*
Calixto García-Vélez,
Executive Vice President	—		*
Luis Beauchamp-Rodríguez,
former President, Chief Executive Officer and Chairman of the Board(e)	17,000		*
Fernando Scherrer,
former Executive Vice President & Chief Financial Officer(f)	47,500		*
All current directors and NEOs, Executive Officers, Treasurer and the Chief Accounting Officer as a group (19 persons as a group)	9,940,158		10.74%

*	Represents less than 1% of our outstanding common stock.

(a)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Therefore, it includes the number of shares of Common Stock that could be purchased by exercising stock options that were exercisable as of January 15, 2010 or within 60 days after that date, as follows: Mr. Alemán-Bermúdez, 672,000; Mr. Odell, 175,000; and Mr. Rivera-Sanfeliz, 382,110; and all current directors and executive officers as a group, 1,678,110. Also, it includes shares granted under the First BanCorp 2008 Omnibus Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Menéndez-Cortada, 2,685; Mr. Díaz-Irizarry, 2,685; Mr. Ferrér-Canals, 2,685; Ms. Umpierre-Catinchi, 2,685; Mr. Rodríguez-Amaro, 2,685; Mr. Nevares-La Costa, 2,685 Mr. Kolodziej-Castro, 2,685; and Rodríguez-Perelló, 2,685. The amount does not include shares of Common Stock represented by units in a unitized stock fund under our Defined Contribution Plan.

(b)	This amount includes 22,460 shares owned separately by his spouse.

(c)	This amount includes 9,000 shares owned jointly with her spouse.

(d)	This amount includes 3,941,459 shares owned by Mr. Nevares-La Costa’s father over which he has voting and investment power as attorney-in-fact.

(e)	Mr. Beauchamp-Rodríguez resigned as Chief Executive Officer of the Corporation on September 28, 2009.

(f)	Mr. Scherrer resigned as Chief Financial Officer of the Corporation on July 31, 2009.

(3)  Beneficial Ownership of Preferred Stock by Directors and Executive Officers:

		Amount and Nature of		Percent of
Name of Beneficial Owner	Title of Securities	Beneficial Ownership		Class

José Menéndez-Cortada	Series A Preferred Stock	1,500		*
Chairman of the Board of Directors	Series B Preferred Stock	500		*
	Series C Preferred Stock	2,000		*
	Series D Preferred Stock	6,000		*
Jorge L. Díaz-Irizarry	Series B Preferred Stock	2,150		*
Director
Sharee Ann Umpierre-Catinchi	Series E Preferred Stock	92,000		1.21%
Director
Héctor M. Nevares-La Costa	Series A Preferred Stock	18,000	(a)	*
Director	Series B Preferred Stock	73,300	(b)	2.44%
	Series C Preferred Stock	22,000		*
	Series D Preferred Stock	82,800	(c)	2.25%
All current directors and NEOs,	Series A Preferred Stock	19,500		*
Executive Officers, Treasurer and	Series B Preferred Stock	75,950		2.53%
the Chief Accounting Officer as a	Series C Preferred Stock	24,000		*
group	Series D Preferred Stock Series E Preferred Stock	89,100 96,300		2.42	% 1.27%

*	Represents less than 1% of applicable class of preferred stock.

(a)	This amount includes 8,000 shares held in a trust for the benefit of Mr. Nevares-La Costa’s parents over which Mr. Nevares-La Costa has voting and investment power as trustee.

(b)	This amount includes 20,000 shares owned by Mr. Nevares-La Costa’s parents over which he has voting and investment power as attorney-in-fact.

(c)	This amount includes 6,400 shares owned by Mr. Nevares-La Costa’s parents over which he has voting and investment power as attorney-in-fact.

INFORMATION WITH RESPECT TO NOMINEES STANDING FOR ELECTION AS DIRECTORS AND WITH RESPECT TO EXECUTIVE OFFICERS OF THE CORPORATION

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The composition of our Board of Directors changed in various respects during 2009. Effective September 28, 2009, Mr. Luis Beauchamp-Rodríguez resigned as President, Chief Executive Officer (“CEO”), director and Chairman of the Board. Immediately thereafter, the Board appointed Mr. José Menéndez-Cortada, previously Lead Independent Director, to serve as non-executive Chairman of the Board. Effective May 19, 2009, Mr. José Teixidor resigned as a director. On October 27, 2009 at a regularly scheduled meeting of the Board, the Board resolved to reduce the number of Board seats from eleven (11) to nine (9). Accordingly, nine (9) nominees are standing for election as director.

Our By-laws provide that the Board of Directors of the Corporation will consist of a number of members fixed from time to time by resolution of a majority of the Board, provided that the number of directors is always an odd number and not less than five nor more than fifteen. The Board currently has nine members. In accordance with our Restated Articles of Incorporation and By-laws, director nominees stand for election annually. The individuals elected serve for one-year terms expiring at the 2011 Annual Meeting and, with respect to each director, until his or her successor is elected and qualified. If stockholders do not elect a nominee who is serving as a director, Puerto Rico corporation law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws, an incumbent director who is not elected by a majority of the required votes must tender his or her resignation to the Board promptly following certification of the stockholder vote. The Board must act on the tendered resignation within 90 days following certification of the stockholder vote and must take action with respect to the vacancy on the Board in accordance with the vacancy provision of the By-laws, which states that any director elected by an affirmative vote of the majority of the Board to fill a vacancy will serve until the next election of directors by stockholders.

Our retirement policy for the Board states that directors who reach the age of 70 may continue to serve until the end of the term to which they were elected, but will not be eligible to stand for re-election.

Unless otherwise directed, each proxy executed and returned by a stockholder will be voted FOR the election of the nominees listed below. If any nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for the replacement nominee or nominees as the Board may propose. At this time, the Board knows of no reason why any of the persons listed below may not be able to serve as a director if elected. On February 22, 2010, the Board approved the inclusion of the nominees on our 2010 Annual Meeting proxy card.

The members of the Board are also the members of the Board of Directors of FirstBank Puerto Rico (“FirstBank” or the “Bank”). The information presented below regarding the time of service on the Board includes terms concurrently served on the Board of Directors of the Bank.

Director Qualifications

The Board nominees each have the qualifications and experience to focus on the complex issues confronting us and the financial industry. Our Board consists of individuals with the skills, experience and backgrounds necessary to enhance our ability to solve problems arising in connection with the current economic environment and the complex financial and regulatory issues that we face.

The nominees listed below are leaders in business, finance, accounting and academia because of their intellectual acumen and analytic skills, strategic vision, ability to lead and inspire others to work with them, and records of outstanding accomplishments over a period of decades. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand our unique challenges and evaluate the strategies proposed by management, as well as their implementation.

Each of the nominees has a long record of professional integrity, dedication to his or her profession and community, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill professional obligations, the ability to maintain a collegial environment, and the experience of having served as a director of the Corporation and other companies.

In evaluating the composition of the Board, the Corporate Governance and Nominating Committee seeks to find and retain individuals who, in addition to having the qualifications set forth in our Corporate Governance Guidelines and Principles, have the skills, experience and abilities necessary to oversee our operations in the corporate and consumer businesses within Puerto Rico, the United States and the United States and British Virgin Islands. This Committee has determined it is critically important to our proper operation and success that our Board has expertise and experience in the following areas:

•	Leadership experience: Experience in significant leadership positions over an extended period, especially CEO positions, provides the Corporation with special insights. Directors with that experience generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit the Corporation.

•	Financial Services Industry: Financial services backgrounds in light of the fact that the Corporation is a diversified banking company whose businesses provide a broad range of financial services to consumer and corporate customers.

•	Risk Management: Risk expertise to assist the Corporation in ensuring that it is properly identifying, measuring, monitoring, reporting, analyzing and controlling or mitigating risk. Risk management is a critical function of a financial services company and its proper supervision requires board members with sophisticated risk management skills and experience. Directors provide oversight of the company’s risk management framework, including the significant policies, procedures and practices used in managing credit, market and certain other risks and review recommendations by management regarding risk mitigation.

•	Regulatory Compliance: Experience serving at, or interacting with, regulators, or operating businesses subject to extensive regulation, in order to ensuring our continued compliance with our many regulatory requirements and ensuring ongoing productive relationships with our regulators. The Corporation and its subsidiaries are regulated and supervised by numerous regulatory agencies, both domestically and federally, including the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and other local banking and insurance authorities.

•	Consumer Business: Extensive consumer experience to assist the Corporation in evaluating its business model and strategies for reaching and servicing its retail customers. The Corporation provides services to retail customers in connection with its retail banking, consumer finance, real estate lending, personal loans, auto loans, small and middle market commercial banking and other financial services businesses.

•	Corporate Business: A depth of understanding of and experience in complex business so as to enhance the Corporation’s provision of a variety of services to its corporate clients including, financial restructurings, loans and cash management.

•	Financial Reporting: Direct or supervising experience in the preparation of financial statements, as well as finance and accounting expertise. Our internal control over financial reporting is designed to ensure that our financial reporting and financial statements are prepared in accordance with generally accepted accounting principles. While the board and its committees are not responsible for preparing our financial statements, they have oversight responsibility, including the selection of outside independent auditors, subject to shareholder ratification.

•	Legal Matters: Experience with complying with regulatory requirements as well as understanding complex litigation and litigation strategies. Our Board has an important oversight function with respect to compliance with applicable requirements, monitors the progress of legal proceedings and evaluates major settlements.

Nominees Standing for Election as Directors for a One-year Term Expiring 2011

Aurelio Alemán-Bermúdez, 51
President and Chief Executive Officer

President and Chief Executive Officer since September 2009. Senior Executive Vice President and Chief Operating Officer from October 2005 to September 2009. Executive Vice President responsible for consumer banking and auto financing of FirstBank between 1998 and 2009. Since April 2005, also responsible for the retail banking distribution network, First Mortgage and FistBank Virgin Islands operations. President of First Federal Finance Corporation d/b/a Money Express from 2000 to 2005. President of FirstBank Insurance Agency, Inc. from 2001 to 2005. President of First Leasing & Rental Corp. from 1999 to June 2007. From 1996 to 1998, Vice President of CitiBank, N.A., responsible for wholesale and retail automobile financing and retail mortgage business. Vice President of Chase Manhattan Bank, N.A., responsible for banking operations and technology for Puerto Rico and the Eastern Caribbean region from 1990 to 1996. Chairman of the Board of Directors and CEO of First Leasing and Rental Corporation, First Federal Finance Corporation d/b/a Money Express, FirstMortgage, Inc., FirstBank Overseas Corp., First Insurance Agency, Inc., FirstExpress, Inc., FirstBank Puerto Rico Securities Corp., and First Management of Puerto Rico, and CEO of FirstBank Insurance Agency, Inc., Grupo Empresas Servicios Financieros, First Trade, Inc. and First Resolution Company. Vice Chairman of the Board of Directors of Ponce General Corporation and FirstBank Florida until July 2009. Joined the Corporation in 1998. Director of First BanCorp and FirstBank Puerto Rico since September 2005.

Director Qualifications:

•	Roles as President of many of the Corporation’s subsidiaries, including First Federal Finance Corporation d/b/a Money Express, FirstBank Insurance Agency, Inc. and First Leasing & Rental Corp. and Chief Operating Officer of First BanCorp bring extensive experience in the financial industry.

•	Positions held at CitiBank and N.A., Chase Manhattan Bank, N.A., provide knowledge in financial consumer business and consumer credit areas, credit, operations and technology.

•	Roles as Chairman of the Board of Directors and CEO of First Leasing and Rental Corporation, First Federal Finance Corporation d/b/a Money Express, FirstMortgage, Inc., FirstBank Overseas Corp., First Insurance Agency, Inc., FirstExpress, Inc., FirstBank Puerto Rico Securities Corp., and First Management of Puerto Rico, and CEO of FirstBank Insurance Agency, Inc., Grupo Empresas Servicios Financieros, First Trade, Inc. and First Resolution Company and member of the Board of Directors of First BanCorp provide leadership experience.

•	Over 30 years of experience in the financial services industry. In his role as Chief Operating Officer of First BanCorp, and his prior experience as Vice President of CitiBank, N.A. and Chase Manhattan Bank, N.A., Mr. Alemán has gained extensive financial services, consumer business, corporate business and risk management experience.

Jorge L. Díaz-Irizarrry, 55

Executive Vice President and member of the Board of Directors of Empresas Díaz, Inc. from 1981 to present, and Executive Vice President and Director of Betteroads Asphalt Corporation, Betterecycling Corporation, and Coco Beach Development Corporation, and its subsidiaries. Member of the Chamber of Commerce of Puerto Rico, the Association of General Contractors of Puerto Rico and the U.S. National Association of General Contractors; member of the Board of Trustees of Baldwin School of Puerto Rico. Director since 1998.

Director Qualifications:

•	Board director experience acquired with over 25 years as director of Empresas Diaz and Betterroads Asphalt Corporation and its subsidiaries.

•	Experience in multiple industries, including, residential construction, residential and hotel development, leisure management and road construction obtained as Executive Vice President of Empresas Díaz, Inc., Betteroads Asphalt Corporation, Betterecycling Corporation, and Coco Beach Development Corporation.

José L. Ferrer-Canals, 50

Doctor of Medicine in private urology practice since 1992. Commissioned captain in the United States Air Force Reserve March 1991. Honorably discharged with rank of Major in 2005. Member of the Alpha Omega Alpha Honor Medical Society since induction in 1986. Member of the Board of Directors of the American Cancer Society, Puerto Rico Chapter, from 1999 to 2003. Member of the Board of Directors of the American Red Cross, Puerto Rico Chapter, from 2005 to November 2009. Obtained a Master of Business Administration degree from the University of New Orleans, of the Louisiana State University System, on September 2007. Member of the Board of Directors of Aspenall Energies, a privately-held company dedicated to the installation and management of alternative energy projects, since February 2009. Director of Global Petroleum Environmental Technologies of Puerto Rico Crop. (GPET), a privately-held company dedicated to soil and ground water contamination remediation since February 2010. Director since 2001.

Director Qualifications:

•	Directorships held at multiple companies, including Aspenall, Global Petroleum Environmental Technologies and First BanCorp provide Board director experience.

•	Knowledge and insight into managerial responsibilities from experience for over 18 years as a Doctor of Medicine.

Frank Kolodziej-Castro, 65

President and Chief Executive Officer of Centro Tomográfico de Puerto Rico, Inc. since 1978; Somascan, Inc. since 1983; Instituto Central de Diagnóstico, Inc. since 1991; Advanced Medical Care, Inc. since 1994; Somascan Plaza, Inc. and PlazaMED, Inc. since 1997; International Cyclotrons, Inc. since 2004; and Somascan Cardiovascular since January 2007, all of which are related entities. Pioneer in the Caribbean in the areas of Computerized Tomography (CT), Digital Angiography (DSA), Magnetic Resonance Imaging (MRI), and PET/CT-16 (Positron Emission Tomography). Mr. Kolodziej was previously a member of the Board of Directors of the Corporation from 1988 to 1993 and has been a Director since July 2007.

Director Qualifications:

•	Leadership qualities obtained by serving as President and CEO of Centro Tomográfico de Puerto Rico, Inc., Somascan, Inc., Instituto Central de Diagnóstico, Inc., Advanced Medical Care, Inc., Somascan Plaza, Inc., and PlazaMED, Inc., International Cyclotrons, Inc. and Somascan Cardiovascular.

•	In depth knowledge of corporate business and risk management acquired from owning and operating multiple businesses.

•	Board experience gained from prior director positions held with First BanCorp.

José Menéndez-Cortada, 62
Chairman of the Board

A graduate of the Boston College Carroll School of Management with a Major in Finance. Upon obtaining his Juris Doctor degree from the InterAmerican University School of Law, in Puerto Rico, he commenced work in the Tax Department of Price Waterhouse LLP (“PW”). While at PW, he took a leave of absence to pursue a Masters in Law (in taxation) at the NYU Law School. He returned to the firm and worked as a Tax Manager until 1976. In 1977 he joined a legal partnership, which is now a professional service corporation operating under the name of Martínez-Alvarez, Menéndez-Cortada & Lefranc-Romero, PSC. Until 2009, he was the director and vice president in charge of the corporate and tax divisions. The firm is a full service firm specializing in Commercial, Real Estate and Construction Law. He has served as Counsel to the Board of Bermudez & Longo, S.E. since 1985, director of Tasis

Dorado School since 2002, director of the Homebuilders Association of Puerto Rico since 2002, trustee of the Luis A. Ferré Foundation, Inc. (Ponce Museum) since 2002 and co-chairman of the audit committee of that foundation since 2009. Among his past experiences are his services as treasurer and president of USO of Puerto Rico and later as Chairman for the Caribbean. For more than 15 years, he has served as ad honorem professor of continuous education in the local CPA Association. Director since April 2004. Served as Lead Independent Director between February 2006 and September 2009. Chairman of the Board of Directors since September 2009.

Director Qualifications:

•	Leadership qualities and director experience attained from having held multiple positions including Director of the Homebuilders Association of Puerto Rico, trustee of the Luis A. Ferre Foundation, Inc., Chairman of the USO for the Caribbean and Lead Independent Director of First BanCorp.

•	Extensive legal, taxation, accounting and business acumen obtained from positions held at Martínez-Alvarez, Menéndez-Cortada & Lefranc-Romero, PSC, Price Waterhouse LLP and Bermudez & Longo, S.E.

•	Knowledge of the construction and development industry obtained as Director of the Homebuilder’s Association and Bermudez & Longo, S.E and as partner at Martínez-Alvarez, Menéndez-Cortada & Lefranc-Romero, PSC.

•	Audit committee experience acquired from serving as trustee and co-chairman of the audit committee of the Luis A. Ferré Foundation, Inc. (Ponce Museum).

Héctor M. Nevares-La Costa, 59

President and CEO of Suiza Dairy, a PR Dairy processor from 1982 to 1998, having served in additional executive capacities there since 1973. Member of the Board of Directors of Dean Foods Co. since 1995, where he also serves on the Audit Committee. Mr Nevares is also a Board member of V. Suarez &Co., a local food distributor, and Suiza Realty SE, a local housing developer. He has also served on the boards of The PR Government Development Bank for Puerto Rico (1989-1993) and Indulac (1982-2002). In the non-profit sector, he is a Board member of Caribbean Preparatory School and Corporación para el Desarrollo de la Península de Cantera. He holds a BS in Finance from Boston College and a Law Degree from the University of PR. He previously served on the Board of Directors of FirstBank from 1993 to 2002 and has been a Director since July 2007.

Director Qualification:

•	Director capabilities, including Audit Committee experience, acquired from serving on the boards of the Government Development Bank for Puerto Rico, V. Suarez & Co., and Suiza Realty SE, Indulac and publicly-held Dean Foods.

•	Corporate business knowledge, leadership abilities and risk management capabilities obtained from experience as President and CEO of Suiza Dairy.

•	Insight into the financial and development industries obtained from positions held at Government Development Bank for Puerto Rico, V. Suarez & Co., Suiza Realty SE, Indulac and Dean Foods.

Fernando Rodríguez-Amaro, 61

Certified Public Accountant, Certified Fraud Examiner, Certified Valuation Analyst and Certified Financial Forensics. Managing Partner and Partner in Charge of the Audit and Accounting Division of RSM ROC & Company. Has been with RSM ROC & Company for the past twenty-nine years and prior thereto served as Audit Manager with Arthur Andersen & Co. for over nine years, from June 1971 to October 1980. Mr. Rodríguez Amaro has over 38 years of public accounting experience. He has served clients in the banking, insurance, manufacturing, construction, government, advertising, radio broadcasting and services industries. Member of the Board of Trustees of Sacred Heart University of Puerto Rico since August 2003, serving as member of the Executive Committee and Chairman of the Audit Committee since 2004. Member of the Board of Trustees of Colegio Puertorriqueño de Niñas

since 1996, and also as a member of the Board of Directors from 1998 to 2004 and since late 2008 and, member of the Board of Directors of Proyecto de Niños de Nueva Esperanza, Inc. since 2003. Director since November 2005.

Director Qualifications:

•	Extensive background in accounting, audit, fraud examination and financial forensics obtained over 38 years of experience in the field.

•	Extensive experience in financial reporting, regulatory compliance and risk management gained as the managing partner and partner in charge of the audit and accounting division of RSM ROC & Company and audit manager with Arthur Andersen & Co.

•	Knowledge of multiple industries, including banking, insurance, manufacturing, construction, government, advertising, radio broadcasting and services industries, attained from clients served at Arthur Andersen and RSM ROC & Company.

•	Leadership experience obtained from director positions held in non-for-profits including the Sacred Heart University of Puerto Rico, Colegio Puertorriqueño de Niñas and Proyecto de Niños de Nueva Esperanza.

José F. Rodríguez-Perelló, 60

President of L&R Investments, Inc., a privately owned local investment company, from May 2005 to present; Vice-Chairman and member of the Board of Directors of the Government Development Bank for Puerto Rico from March 2005 to December 2006. Member of the Board of Directors of “Fundación Chana & Samuel Levis” from 1998 to 2007. Partner, Executive Vice-president and member of the Board of Directors of Ledesma & Rodríguez Insurance Group, Inc. from 1990 to 2005. President of Prudential Bache PR, Inc., wholly-owned subsidiary of then existing Prudential Bache Group, from 1980 to 1990. Director since July 2007.

Director Qualification:

•	Extensive background in the financial industry, having held key posts at the Government Development Bank for Puerto Rico and Prudential Bache, PR.

•	Leadership experience attained from over 30 years, as President of Prudential Bache PR, Inc., partner at Ledesma & Rodríguez Insurance Group, Inc. and Vice-Chairman of the Government Development Bank for Puerto Rico.

•	Has outside board experience for approximately 20 years, serving on the boards of Ledesma & Rodríguez Insurance Group, Inc. and the Government Development Bank for Puerto Rico.

Sharee Ann Umpierre-Catinchi, 50

Doctor of Medicine. Associate Professor at the University of Puerto Rico’s Department of Obstetrics and Gynecology since 1993. Director of the Division of Gynecologic Oncology of the University of Puerto Rico’s School of Medicine since 1993. Board Certified by the National Board of Medical Examiners, American Board of Obstetrics and Gynecology and the American Board of Obstetrics and Gynecology, Division of Gynecologic Oncology. Director since 2003.

Director Qualifications:

•	Leadership experience obtained from position as Director of the Division of Gynecologic Oncology of the University of Puerto Rico’s School of Medicine and Director at First BanCorp.

•	Academic acumen acquire as Associate Professor at the University of Puerto Rico’s Department of Obstetrics and Gynecology.

•	Experience in the financial industry as Director of First BanCorp for seven years.

Required Vote

To be elected, each director must receive the affirmative vote of a majority of the votes of the stockholders represented in person or by proxy at the meeting and entitled to vote on the election of directors.

Recommendation of the Board of Directors

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH INDIVIDUAL NOMINATED TO SERVE AS A DIRECTOR.

Information About Executive Officers Who Are Not Directors

The executive officers of the Corporation and FirstBank who are not directors are listed below.

Orlando Berges-González, 52
Executive Vice President and Chief Financial Officer

Executive Vice President and Chief Financial Officer of the Corporation since August 1, 2009. Mr. Berges-González has over 30 years of experience in the financial, administration, public accounting and business sectors. Prior to joining the Corporation, Mr. Berges-González served as Executive Vice President of Administration of Banco Popular de Puerto Rico from May 2004 until May 2009. Was responsible for supervising the finance, operations, real estate, and administration functions in both Puerto Rico and U.S. markets. Mr. Berges-González also served as Executive Vice President and Chief Financial, Operations and Administration Officer of Banco Popular North America from January 1998 to September 2001, and as Regional Manager of a branch network of Banco Popular de Puerto Rico from October 2001 to April 2004. Mr. Berges-González is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and of the Puerto Rico Society of Certified Public Accountants. Director of First Leasing and Rental Corporation, First Federal Finance Corporation d/b/a Money Express, FirstMortgage, FirstBank Overseas Cop., First Insurance Agency, Inc., First Express, Inc., FirstBank Puerto Rico Securities Corp., First Management of Puerto Rico, and FirstBank Insurance Agency, Inc., Grupo Empresas Servicios Financieros, and First Resolution Company.

Calixto García-Vélez, 42
Executive Vice President, Florida Region Executive

Mr. García-Vélez has been Executive Vice President and FirstBank Florida Regional Executive since March 2009. Mr. García-Vélez was most recently President and CEO of Doral Bank and EVP and President of the Consumer Banking Division of Doral Financial Corp in Puerto Rico. He was a member of Doral Bank’s Board of Directors. He held those positions from September 2006 to November 2008. Previous to this, Mr. García-Vélez served as President of West Division of Citibank, N.A., responsible for the Bank’s businesses in California and Nevada from 2005 to August 2006. From 2003 to 2006 he served as Business Manager for Citibank’s South Division where he was responsible for Florida, Texas, Washington D.C., Virginia, Maryland and Puerto Rico. Mr. García-Vélez had served as President of Citibank, Florida from 1999 to 2003. During his tenure, he served on the Boards of Citibank F.S.B. and Citibank West, F.S.B.

Ginoris Lopez-Lay, 41
Executive Vice President and Retail and Banking Executive

Graduated from the University of Pennsylvania with a bachelor degree in Economics and a MBA from the University of Michigan. Her professional trajectory started in 1989 as a Financial Analyst of the Finance and Strategic Planning Group in Banco Popular de Puerto Rico. She was later promoted to Vice President of Strategic Planning and then as a Senior Vice President and Manager of the Strategic Planning and Marketing Division. Member of the Board of Directors (since 2001) and Vice Chairman (since 2005) of the Center for the New Economy, and was advisor to the Board of Trustees of the Sacred Heart University from 2003 to 2004. Joined First BanCorp in 2006 as Senior Vice President, leading the Retail Financial Services Division and establishing the Strategic Planning Department. Executive Vice President of Retail and Business Banking Division since March 2010.

Emilio Martinó-Valdés, 59
Executive Vice President and Chief Lending Officer

Chief Lending Officer and Executive Vice President of FirstBank since October 2005. Senior Vice President and Credit Risk Manager of FirstBank from June 2002 to October 2005. Staff Credit Executive for FirstBank’s Corporate and Commercial Banking business components since November 2004. First Senior Vice President of Banco Santander Puerto Rico; Director for Credit Administration, Workout and Loan Review, from 1997 to 2002. Senior Vice President for Risk Area in charge of Workout, Credit Administration, and Portfolio Assessment for Banco Santander Puerto Rico from 1996 to 1997. Deputy Country Senior Credit Officer for Chase Manhattan Bank Puerto Rico from 1986 to 1991. Director of First Mortgage, Inc. since October 2009. Director of FirstBank Florida from August 2006 until July 2009.

Lawrence Odell, 61
Executive Vice President, General Counsel and Secretary

Executive Vice President, General Counsel and Secretary since February 2006. Senior Partner at Martínez Odell & Calabria since 1979. Has over 26 years of experience in specialized legal issues related to banking, corporate finance and international corporate transactions. Served as Secretary of the Board of Pepsi-Cola Puerto Rico, Inc. from 1992 to 1997. Served as Secretary to the Board of Directors of BAESA, S.A. from 1992 to 1997. Director of FirstBank Puerto Rico Securities Corp., First Management of Puerto Rico, and First Resolution Company since March 2009.

Cassan Pancham, 49
Executive Vice President and Eastern Caribbean Region Executive

Executive Vice President of FirstBank since October 2005. First Senior Vice President, Eastern Caribbean Region of FirstBank from October 2002 until October 2005. Director and President of FirstExpress, Inc., and First Insurance Agency, Inc since 2005 Director of FirstMortgage since February 2010. He held the following positions at JP Morgan Chase Bank Eastern Caribbean Region Banking Group: Vice President and General Manager from December 1999 to October 2002; Vice President, Business, Professional and Consumer Executive from July 1998 to December 1999; Deputy General Manager from March 1999 to December 1999; and Vice President, Consumer Executive, from December 1997 to 1998. Member of the Governing Board of Directors of the Virgin Islands Port Authority since June 2007 and Chairman since January 2008.

Dacio A. Pasarell-Colón, 61
Executive Vice President and Banking Operations Executive

Executive Vice President and Banking Operations Executive since September 2002. Had over 27 years of experience at Citibank N.A. in Puerto Rico, which included the following positions: Vice President, Retail Bank Manager, from 2000 to 2002; Vice President and Chief Financial Officer from 1996 to 1998; Vice President, Head of Operations — Caribbean Countries from 1994 to 1996; Vice President Mortgage and Automobile Financing; Product Manager, Latin America from 1986 to 1994; Vice President, Mortgage and Automobile Financing Product Manager for Puerto Rico from 1986 to 1996. President of Citiseguros PR, Inc. from 1998 to 2001. Chairman of Ponce General Corporation and Director of FirstBank Florida from April 2005 until July 2009.

Nayda Rivera-Batista, 36
Executive Vice President, Chief Risk Officer and Assistant Secretary of the Board of Directors

Senior Vice President and Chief Risk Officer since April 2006 and promoted to Executive Vice President in January 2008. Senior Vice President and General Auditor from July 2002 to April 2006. She is a Certified Public Accountant, Certified Internal Auditor and Certified in Financial Forensics. With more than 14 years of combined work experience in public company, auditing, accounting, financial reporting, internal controls, corporate governance, risk management and regulatory compliance. Served as a member of the Board of Trustees of the Bayamón Central University from January 2005 to January 2006. Joined the Corporation in 2002. Director of FirstMortgage, FirstBank Overseas Corp., and FirstBank Puerto Rico Securities Corp since October 2009.

Randolfo Rivera-Sanfeliz, 56
Executive Vice President and Wholesale Banking Executive

Executive Vice President in charge of the corporate banking, government and institutional, structure finance and cash management areas of FirstBank since June 1998 and since October 2005 also in charge of real estate lending, and commercial mortgage lending. Recently was given the responsibility over FirstBank Puerto Rico Securities and the Floor Plan unit in Puerto Rico. Vice President and component executive for local companies, public sector and institutional markets for Chase Manhattan Bank, N.A. in Puerto Rico from April 1990 to December 1996. Corporate Finance Executive in charge of the Caribbean and Central American region for Chase Manhattan Bank in Puerto Rico from January 1997 to May 1998. Director of FirstBank Puerto Rico Securities Corp since October 2009.

Certain Other Officers

Víctor M. Barreras-Pellegrini, 41
Senior Vice President and Treasurer

Senior Vice President and Treasurer since July 6, 2006. Previously held various positions with Banco Popular de Puerto Rico from January 1992 to June 2006, including Fixed-Income Portfolio Manager of the Popular Assets Management division from 1998 to 2006 and Investment Officer in the Treasury division from 1995 to 1998. Director of FirstBank Overseas Corp. and First Mortgage since August 2006. He has over 16 years of experience in banking and investments and holds the Chartered Financial Analyst designation. Joined the Corporation in 2006.

Pedro Romero-Marrero, 36
Senior Vice President and Chief Accounting Officer

Senior Vice President and Chief Accounting Officer since August 2006. Senior Vice President and Comptroller from May 2005 to August 2006. Vice President and Assistant Comptroller from December 2002 to May 2005. He is a Certified Public Accountant with a Master of Science in Accountancy and has technical expertise in management reporting, financial analysis, corporate tax, internal controls and compliance with US GAAP, SEC rules and Sarbanes Oxley. He has more than eleven years of experience in accounting including big four public accounting company, banking and financial services. Joined the Corporation in December 2002.

The Corporation’s By-laws provide that each officer shall be elected annually at the first meeting of the Board of Directors after the annual meeting of stockholders and that each officer shall hold office until his or her successor has been duly elected and qualified or until his or her death, resignation or removal from office.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

The following discussion summarizes various corporate governance matters including director independence, board and committee structure, function and composition, and governance charters, policies and procedures. Our Corporate Governance Guidelines and Principles, the charters of the Audit Committee, the Compensation and Benefits Committee, the Corporate Governance and Nominating Committee, the Credit Committee, the Asset/Liability Committee, and the Strategic Planning Committee, the Corporation’s Code of Ethical Conduct, the Corporation’s Code of Ethics for CEO and Senior Financial Officers and the Independence Principles for Directors are available through our web site at www.firstbankpr.com, under “Investor Relations / Governance Documents.” Our stockholders may obtain printed copies of these documents by writing to Lawrence Odell, Secretary of the Board of Directors, at First BanCorp, 1519 Ponce de León Avenue, Santurce, Puerto Rico 00908.

Code of Ethics

In October 2008, we adopted a new Code of Ethics for CEO and Senior Financial Officers (the “Code”). The Code applies to each officer of the Corporation or its affiliates having any or all of the following responsibilities and/or authority, regardless of formal title: the president, the chief executive officer, the chief financial officer, the chief accounting officer, the controller, the treasurer, the tax manager, the general counsel, the general auditor, any assistant general counsel responsible for finance matters, any assistant controller and any regional or business unit financial officer. The Code states the principles to which senior financial officers must adhere in order to act in a manner consistent with the highest moral and ethical standards. The Code imposes a duty to avoid conflicts of interest and to comply with the laws and regulations that apply to the Corporation and its subsidiaries, among other matters. Only the Board, or a duly authorized committee of the Board, may grant waivers from compliance with this Code. Any waiver of any part of the Code will be promptly disclosed to stockholders on our website at www.firstbankpr.com. Neither the Audit Committee nor the General Counsel received any requests for waivers under the Code in 2009.

We also adopted a Code of Ethical Conduct that is applicable to all employees and Directors of the Corporation and all of its subsidiaries, which is designed to maintain a high ethical culture in the Corporation. The Code of Ethical Conduct addresses, among other matters, conflicts of interest, operational norms and confidentiality of our and our customers’ information.

Independence of the Board of Directors

The Board annually evaluates the independence of its members based on the criteria for determining independence identified by the NYSE, the SEC and our Independence Principles for Directors. Our Corporate Governance Guidelines and Principles requires that a majority of the Board be composed of directors who meet the requirements for independence established in our Independence Principles for Directors, which incorporates the independence requirements established by the NYSE and the SEC. The Board has concluded that the Corporation has a majority of independent directors. The Board has determined that Messrs. José L. Ferrer-Canals, Jorge L. Díaz- Irizarry, Fernando Rodríguez-Amaro, José Menéndez-Cortada, Sharee Ann Umpierre-Catinchi, Héctor M. Nevares-La Costa, Frank Kolodziej-Castro and José Rodríguez-Perelló are independent under the Independence Principles for Directors, taking into account the matters discussed under “Certain Transactions and Related Person Transactions.”

Mr. Aurelio Alemán-Bermúdez, President and Chief Executive Officer since September 28, 2009 and previously Senior Executive Vice President and Chief Operating Officer, is not considered to be independent as he is a management Board member. During 2009, the independent directors usually met in executive sessions without management present on days when there were regularly scheduled Board meetings. In addition, non-management directors separately met seven times during 2009 with José Menéndez-Cortada, Chairman of the Board since September 28, 2009 and previously Lead Independent Director, serving as chairman during the meetings.

Board Leadership Structure

We currently have an independent chairman separate from the chief executive officer. The Board believes it is important to maintain flexibility in its board leadership structure and has had in place different leadership structures over the past few years, depending on our needs at the time. Nevertheless, it firmly supports having an independent director in a board leadership position at all times. Accordingly, our Board adopted corporate policies that provide that, if we do not have an independent chairman, the Board must elect a lead independent director, having similar duties to an independent chairman, including leading the executive sessions of the non-management directors at Board meetings. At this time, our chairman provides independent leadership of the Board. Having an independent chairman or lead director enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The independent chairman or lead director also serves as a liaison between the Board and senior management. Our Board has determined that the current structure, an independent chair separate from the chief executive officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a board leadership position.

Board’s Role in Risk Oversight

The Board oversees our enterprise risk management framework through the Audit Committee, the Credit Committee, the Asset/Liability Committee, the Strategic Planning Committee and the Compensation and Benefits

Committee. Each one of the Board designated committees has a distinct charter and role within the governance and risk management hierarchy of the Corporation. The charters, which are posted on our website, define the roles and responsibilities of the committee’s members, responsibility for risk oversight, and specify relationships among the committees, the Board and management.

The Credit Committee oversees our policies and procedures related to the Bank’s lending function. The Asset/Liability Committee oversees our policies and procedures related to our asset and liability management relating to (i) funds management, (ii) investment management, (iii) liquidity, (iv) interest rate risk management, (v) capital adequacy, and (vi) the use of derivatives. The Audit Committee oversees other risk management processes mainly related to compliance, operations, our internal audit function, and our external financial reporting and internal control over financial reporting process. The Strategic Planning Committee assists and advises management with respect to, and monitors and oversees on behalf of the Board, corporate development activities not in the ordinary course of our business and strategic alternatives under consideration from time to time by the Corporation, including, but not limited to, acquisitions, mergers, alliances, joint ventures, divestitures, capitalization of the Corporation and other similar corporate transactions. The Compensation and Benefits Committee reviews compensation programs to ensure that they do not, among other things, encourage unnecessary or excessive risk-taking.

In addition, the Board receives periodically from the chief risk officer a risk report with respect to our approach to management of major risks, including management’s risk mitigation efforts, where appropriate. Enterprise Risk Management, led by the chief risk officer, and managed through the Risk Management Council (the “Council”), is a corporation-wide function that is responsible for an integrated effort to identify, assess and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The Council is appointed by our Chief Executive Officer to assist us in overseeing, and receiving information regarding, our policies, procedures and related practices relating to the Corporation’s risks. As requested by the Board, the Council has a dotted reporting line to the Credit Committee, the Asset/Liability Committee and the Audit Committee to ensure that our risk management process as a whole is of the proper scope and functioning effectively. The Council’s primary general functions involve:

•	The appointment of owners of the Corporation’s significant risks,

•	The development of the risk management infrastructure needed to enable it to monitor risk policies and limits established by the Board,

•	The evaluation of the risk management process to identify any gap and the implementation of any necessary controls to close such gap,

•	The establishment of a process to enable the recognition, assessment, and management of risks that could affect the Corporation, and

•	Ensuring that the Board receives appropriate information about the Corporation’s risks.

The Board’s role is to oversee this effort, recognizing that management is responsible for executing our risk management policies. In performing this function, the Board receives periodic reports from the Board designated committees and different members of senior management.

Director Stock Ownership

The Board believes that appropriate stock ownership by directors further aligns their interests with those of our stockholders. Accordingly, in August 2007, the Board adopted Director Stock Ownership Requirement Guidelines (the “Guidelines”) for all non-management directors, which became effective upon adoption. Non-management directors are expected to hold an investment position in our Common Stock having a cost basis, except as described below, equivalent to at least $250,000. Shares of Common Stock owned by the non-management directors upon the adoption of the Guidelines were considered for purposes of compliance. In this respect, the amount of shares of Common Stock owned by the non-management directors was valued at the greater of the historical cost or the market value at the close of the market on August 28, 2007, the date the Guidelines were adopted. Upon meeting the ownership goal, that number of shares, considering stock split adjustments, becomes fixed and must be maintained until the end of the director’s service on the Board. Directors are required to achieve the ownership goal within three years after the later of the Board’s adoption of the Guidelines or the director’s appointment to the Board. In reaching the ownership requirement, annual investments are expected to be made in equal proportions throughout the three-year period. The Guidelines are administrated by the Corporate Governance and Nominating Committee of the Board. The Committee has the discretion to submit for approval by the Board and the Board may at any time approve amendments or modifications to the Guidelines.

Communications with the Board

Stockholders or other interested parties who wish to communicate with the Board may do so by writing to the Chairman of the Board in care of the Office of the Corporate Secretary at the Corporation’s headquarters, 1519 Ponce de León Avenue, Santurce, Puerto Rico 00908 or by e-mail to directors@firstbankpr.com. Communications may also be made by calling the following telephone number: 1-787-729-8109. Communications related to accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee. Depending upon the nature of other concerns, it may be referred to our Internal Audit Department, the Legal or Finance Department, or any other appropriate department. As they deem necessary or appropriate, the Chairman of the Board or the Chair of the Audit Committee may direct that certain concerns communicated to them be presented to the Audit Committee or the Board, or that they receive special treatment, including through the retention of outside counsel or other outside advisors.

Board Meetings

The Board is responsible for directing and overseeing the business and affairs of the Corporation. The Board represents the Corporation’s stockholders and its primary purpose is to build long-term stockholder value. The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Corporation and to act on matters that require Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board met nineteen (19) times during fiscal year 2009. Each member of the Board participated in at least 75% of the Board meetings held during fiscal year 2009. While we have not adopted a formal policy with respect to directors’ attendance at annual meetings of stockholders, we encourage our directors to attend such meetings. All of the Corporation’s directors attended the 2009 annual meeting of stockholders.

Board Committees

The Board has six standing committees: the Audit Committee, the Compensation and Benefits Committee, the Corporate Governance and Nominating Committee, the Asset/Liability Committee, the Credit Committee and the Strategic Planning Committee. In addition, from time to time and as it deems appropriate, the Board may also establish ad-hoc committees, which are to be created for a one-time purpose to focus on examining a specific subject or matter. These ad-hoc committees are to be created with a deadline by which they must complete their work, or will expire. The only current ad-hoc committee is the Capital Committee. The members of the committees are appointed and removed by the Board, which also appoints a chair for each committee. The functions of those committees, their current members and the number of meetings held during 2009 are set forth below. Each member of the Board participated in at least 75% of the aggregate of the total number of meetings held by all committees of the Board on which he/she served (during the periods that he/she served) during fiscal year 2009.

Audit Committee

The Audit Committee charter provides that this Committee is to be composed of at least three outside directors who meet the independence criteria established by the NYSE, the SEC and our Independence Principles for Directors.

As set forth in the Audit Committee charter, the Audit Committee represents and assists the Board in fulfilling its responsibility to oversee management regarding (i) the conduct and integrity of our financial reporting to any governmental or regulatory body, shareholders, other users of our financial reports and the public; (ii) the performance of our internal audit function; (iii) our systems of internal control over financial reporting and disclosure controls and procedures; (iv) the qualifications, engagement, compensation, independence and performance of our independent auditors, their conduct of the annual audit of our financial statements, and their engagement to provide any other services; (v) our legal and regulatory compliance; (vi) the application of our related person transaction policy as established by the Board; (vii) the application of our codes of business conduct and ethics as established by management and the Board; and (viii) the preparation of the audit committee report required to be included in our annual proxy statement by the rules of the SEC.

The current members of this Committee are Messrs. Fernando Rodríguez-Amaro, Chairman since January 2006, José Ferrer-Canals and Héctor M. Nevares-La Costa. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The “audit committee financial expert” designated by the Board is Fernando Rodríguez-Amaro. The Audit Committee met a total of twenty-two (22) times during 2009.

Audit Committee Report

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the fiscal year ended December 31, 2009 with management and PricewaterhouseCoopers LLP, the Corporation’s independent registered public accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the auditors’ independence, and has discussed with the independent registered public accountants its independence from the Corporation and its management. These considerations and discussions, however, do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with generally accepted accounting principles in the United States or that the Corporation’s registered public accountants are in fact “independent.”

The members of the Audit Committee are not engaged professionally in rendering, auditing or accounting services on behalf of the Corporation nor are they employees of the Corporation. The Audit Committee relies, without independent verification, on the information provided and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

Based on the Audit Committee’s consideration of the audited financial statements and the discussions referred to above with management and the independent registered public accountants, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter and those discussed above, the Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

This report is provided by the following independent directors who comprised the Committee at the date of the recommendation:

Fernando Rodríguez-Amaro (Chairman)
José L. Ferrer-Canals
Héctor M. Nevares-La Costa

Compensation and Benefits Committee

The Compensation and Benefits Committee charter provides that the Committee is to be composed of a minimum of three directors who meet the independence criteria established by the NYSE and our Independence

Principles for Directors. In addition, the members of the Committee are independent as defined in Rule 16b-3 under the Exchange Act. The Committee is responsible for the oversight of our compensation policies and practices including the evaluation and recommendation to the Board of the proper and competitive salaries and competitive incentive compensation programs of the executive officers and key employees of the Corporation. The responsibilities and duties of the Committee include the following:

•	Review and approve the annual goals and objectives relevant to compensation of the chief executive officer and other executive officers, as well as the various elements of the compensation paid to the executive officers.

•	Evaluate the performance of the chief executive officer and other executive officers in light of the agreed upon goals and objectives and recommend to the Board the appropriate compensation levels of the chief executive officer and other executive officers based on such evaluation.

•	Establish and recommend to the Board for its approval the salaries, short-term incentive awards (including cash incentives) and long-term incentives awards (including equity-based incentives) of the chief executive officer, other executive officers and selected senior executive officers.

•	Evaluate and recommend to the Board for its approval severance arrangements and employment contracts for executive officers and selected senior executives.

•	Review and discuss with management our Compensation Discussion and Analysis for inclusion in our annual proxy statement.

•	During the period of our participation in the U.S. Treasury Department Troubled Asset Relief Program Capital Purchase Program, take necessary actions to comply with any applicable laws, rules and regulations related to the Capital Purchase Program, including, without limitation, a risk assessment of the our compensation arrangements and the inclusion of a certification of that assessment in the Compensation Discussion and Analysis in our annual proxy statement.

•	Periodically review the operation of the Corporation’s overall compensation program for key employees and evaluate its effectiveness in promoting stockholder value and corporate objectives.

The Committee has the sole authority to engage outside consultants to assist it in determining appropriate compensation levels for the chief executive officer, other executive officers, and selected senior executives and to set fees and retention arrangements for such consultants. The Committee has full access to any relevant records of the Corporation and may request any employee of the Corporation or other person to meet with the Committee or its consultants.

The current members of this Committee are Messrs. Sharee Ann Umpierre-Catinchi, Chairperson since August 2006, Jorge Díaz-Irizarry and José L. Ferrer-Canals (who was appointed to the Committee on October 27, 2009). Mr. José Teixidor-Méndez was a member of this Committee until his resignation from the Board in May 2009. Upon Mr. Teixidor-Méndez’s resignation in May 2009, Mr. Menéndez-Cortada was appointed member of the Committee through October 27, 2009. The Compensation and Benefits Committee met a total of five (5) times during fiscal year 2009.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee charter provides that the Committee is to be composed of a minimum of three directors who meet the independence criteria established by the NYSE, the SEC and the our Independence Principles for Directors. The responsibilities and duties of the Committee include, among others, the following:

•	Annually review and make any appropriate recommendations to the Board for further developments and modifications to the corporate governance principles applicable to the Corporation.

•	Develop and recommend to the Board the criteria for Board membership.

•	Identify, screen and review individuals qualified to serve as directors, consistent with qualifications or criteria approved by the Board (including evaluation of incumbent directors for potential re-nomination); and recommend to the Board candidates for: (i) nomination for election or re-election by the shareholders; and (ii) any Board vacancies that are to be filled by the Board.

•	Review annually the relationships between directors, the Corporation and members of management and recommend to the Board whether each director qualifies as “independent” based on the criteria for determining independence identified by the NYSE, the SEC and the Corporation’s Independence Principles for Directors.

•	As vacancies or new positions occur, recommend to the Board the appointment of members to the standing committees and the committee chairs and review annually the membership of the committees, taking account of both the desirability of periodic rotation of committee members and the benefits of continuity and experience in committee service.

•	Recommend to the Board on an annual basis, or as vacancies occur, one member of the Board to serve as Chairperson (who also may be the Chief Executive Officer).

•	Evaluate and advise the Board whether the service by a director on the board of another company or a not-for-profit organization might impede the director’s ability to fulfill his or hers responsibilities to the Corporation.

•	Have sole authority to retain and terminate outside consultants or search firms to advise the Committee regarding the identification and review of board candidates, including sole authority to approve such consultant’s or search firm’s fees, and other retention terms.

•	Review annually our Insider Trading Policy to ensure continued compliance with applicable legal standards and corporate best practices. In connection with its annual review of the Insider Trading Policy, the Committee also reviews the list of executive officers subject to Section 16 of the Exchange Act, and the list of affiliates subject to the trading windows contained in the Policy.

•	Develop, with the assistance of management, programs for director orientation and continuing director education.

•	Direct and oversee our executive succession plan, including succession planning for all executive officer positions and interim succession for the chief executive officer in the event of an unexpected occurrence.

•	Provide oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions.

•	Consistent with the foregoing, take such actions as it deems necessary to encourage continuous improvement of, and foster adherence to, our corporate governance policies, procedures and practices at all levels and perform other corporate governance oversight functions as requested by the Board.

The current members of this committee are Messrs. José Menéndez-Cortada, Chairman of the Committee since October 27, 2009, José L. Ferrer-Canals, and Frank Kolodziej-Castro. The Corporate Governance and Nominating Committee met a total of five (5) times during fiscal year 2009.

Succession Management

With respect to regular succession of the chief executive officer and senior management, the Board evaluates internal, and, when appropriate, external, candidates. To find external candidates, we seek input from the members of the Board and senior management and/or from recruiting firms. To develop internal candidates, we retained Caliper during 2008 to develop a corporate succession plan that identifies and prepares certain selected officers to benefit from mentoring, training, and job rotation, in order to eventually replace key executives of the Corporation in an unforeseen event or due to other specific circumstances. Succession management is the planning, execution, and ongoing management of our critical future people needs. The focus is on developing today’s talent into tomorrow’s leaders. We began our management succession process with the identification and development of high-

potential employees for executive positions. In order to build a succession plan that will create a strong talent pool, we went through a five-step process:

•	Step One: Assess our business strategy and define leadership objectives. The process began with an assessment of our current and future business strategy. An understanding of our competitive position in the marketplace, along with growth goals, allowed for a better definition of future leadership needs.

•	Step Two: Develop the model for an integrated talent management system. During Step Two, we defined future leadership needs and the competencies required for success.

•	Step Three: Assess and align the talent in the Corporation with the business strategy. In Step Three, we began to assess and identify people with the most leadership potential. To be certain the process is objective, and to avoid overlooking those not currently in management roles, assessments were used along with current performance data. Current employees were rated against the established leadership competencies, and individual gap analyses were used to determine their developmental needs.

•	Step Four: Provide leadership feedback and development planning. In Step Four, we provided individual feedback and coaching to each of the individuals identified as having high potential including a development plan. These plans, along with ongoing mentoring, will support the high-potential employees and help them reach shared goals.

•	Step Five: Implement, monitor, measure and report developmental strategies. During this phase, specific strategies to address particular business needs can be implemented — including, but not limited to action learning, executive coaching and team-based projects.

During 2009, we completed Steps One through Four with respect to the first pool of identified high potential employees for our executive positions which encompass forty (40) officers of the Corporation. During 2010, we expect to extend the five-step process to a select group of senior management positions in addition to continuing Step Five of the first group of identified high potential employees for executive positions.

On September 28, 2009, Mr. Aurelio Alemán-Bermúdez was appointed Chief Executive Officer of the Corporation upon the resignation of the former President and Chief Executive Officer, Mr. Luis Beauchamp-Rodríguez. Mr. Alemán-Bermúdez had been serving as Chief Operating Officer and Senior Executive Vice President since September 2005. In early 2009, Mr. Alemán-Bermúdez had been identified under the succession management process as the candidate for the chief executive officer position.

Identifying and Evaluating Nominees for Directors

The Board of Directors, acting through the Corporate Governance and Nominating Committee, is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a board. The Nominating Committee regularly reviews the composition of the Board in light of the Corporation’s changing requirements, its assessment of the Board’s performance, and the inputs of shareholders and other key constituencies. The Corporate Governance and Nominating Committee looks for certain characteristics common to all Board members, including integrity, strong professional reputation and record of achievement, constructive and collegial personal attributes, and the ability and commitment to devote sufficient time and energy to Board service. In addition, the Corporate Governance and Nominating Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. These individual qualities can include matters like experience in our industry, technical experience, leadership experience, and relevant geographical experience. In fulfilling these responsibilities regarding Board membership, the Board adopted the Policy Regarding Selection of Directors, which sets forth the Corporate Governance and Nominating Committee’s responsibility with respect to the identification and recommendation to the Board of qualified candidates for Board membership, which is to be based primarily on the following criteria:

•	Judgment, character, integrity, expertise, skills and knowledge useful to the oversight of our business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Corporation.

The Corporate Governance and Nominating Committee does not have a specific diversity policy with respect to the director nomination process. Rather, this Committee considers diversity in the broader sense of how a candidate’s viewpoints, experience, skills, background and other demographics could assist the Board in light of the Board’s composition at the time.

The Committee gives appropriate consideration to candidates for Board membership nominated by stockholders and evaluates such candidates in the same manner as candidates identified by the Committee.

The Committee may use outside consultants to assist in identifying candidates. Members of the Committee discuss and evaluate possible candidates in detail prior to recommending them to the Board.

The Committee is also responsible for initially assessing whether a candidate would be an “independent” director under the requirements for independence established in our Independence Principles for Directors of First BanCorp and applicable rules and regulations (an “Independent Director”). The Board, taking into consideration the recommendations of the Committee, is responsible for selecting the nominees for election to the Board by the stockholders and for appointing directors to the Board to fill vacancies, with primary emphasis on the criteria set forth above. The Board, taking into consideration the assessment of the Committee, also makes a determination as to whether a nominee or appointee would be an Independent Director.

Director Education

In October 2009, the Corporate Governance and Nominating Committee retained the services of The Directors Network for the development and execution of an eight hour customized education program for the Board and senior management. The primary purpose for implementing the program was to ensure the continuous improvement in the effectiveness of the oversight of the Board and governance processes. The program covered topics such as banking strategy, director duties and liability, the Board’s role in the consideration of strategic options, financial literacy, and risk management matters. The program was delivered during the month of December and was ISS accredited.

Asset/Liability Committee

In 2008, the Board revised its committee structure and resolved to segregate the Asset/Liability Risk Committee’s responsibilities into two separate committees; the Credit Committee and the Asset/Liability Committee. The Asset/Liability Committee’s charter provides that that Committee is to be composed of a minimum of three directors who meet the independence criteria established by the NYSE, the SEC, and our Independence Principles for Directors, and also include the Corporation’s Chief Executive Officer, Chief Financial Officer, Treasurer and Chief Risk Officer. Under the terms of its charter, the Asset/Liability Committee assists the Board in its oversight of our policies and procedures related to asset and liability management, (i) funds management, (ii) investment management, (iii) liquidity, (iv) interest rate risk management, (v) capital adequacy, and (vi) the use of derivatives (the “ALM”). In doing so, the committee’s primary functions involve:

•	The establishment of a process to enable the identification, assessment and management of risks that could affect the Corporation’s ALM;

•	The identification of the Corporation’s risk tolerance levels for yield maximization related to its ALM;

•	The evaluation of the adequacy and effectiveness of the Corporation’s risk management process related to the Corporation’s ALM, including management’s role in that process; and

•	The evaluation of the Corporation’s compliance with its risk management process related to the Corporation’s ALM.

The current director members of this committee are Messrs. José Rodríguez-Perelló, appointed Chairman in May 2008, Aurelio Alemán-Bermúdez, José Menéndez-Cortada, Héctor M. Nevares-La Costa and Jorge Díaz-Irizarry. The Asset/Liability Committee met a total of four (4) times during fiscal year 2009.

Credit Committee

The Credit Committee’s charter provides that this Committee is to be composed of a minimum of three directors who meet the independence criteria established by the NYSE, the SEC and our Independence Principles for Directors, and also include our Chief Executive Officer, Chief Lending Officer and Corporate Wholesale Banking Executive. Under the terms of its charter, the Credit Committee assists the Board in its oversight of our policies and procedures related to all matters of our lending function, hereafter “Credit Management.” In doing so, this Committee’s primary functions involve:

•	The establishment of a process to enable the identification, assessment and management of risks that could affect our Credit Management;

•	The identification of our risk tolerance levels related to our Credit Management;

•	The evaluation of the adequacy and effectiveness of our risk management process related to our Credit Management, including management’s role in that process;

•	The evaluation of our compliance with our risk management process related to the our Credit Management; and

•	The approval of loans as required by the lending authorities approved by the Board.

The current director members of this Committee are Messrs. Jorge Díaz-Irizarry, Chairman since May 2008, Aurelio Alemán-Bermúdez, José Menéndez-Cortada, Héctor M. Nevares-La Costa and José Rodríguez-Perelló. The Credit Committee met a total of twenty-three (23) times during fiscal year 2009.

Strategic Planning Committee

On October 27, 2009, the Board approved the formation of the Strategic Planning Committee. This Committee was established to assist and advise management with respect to, and monitor and oversee on behalf of the Board, corporate development activities not in the ordinary course of our business and strategic alternatives under consideration from time to time by the Corporation, including, but not limited to, acquisitions, mergers, alliances, joint ventures, divestitures, capitalization of the Corporation and other similar corporate transactions.

The Strategic Planning Committee charter provides that this Committee is to be composed of a minimum of three directors who meet the independence criteria established by the NYSE, the SEC and the Corporation’s Independence Principles for Directors. The responsibilities and duties of the Committee include, among others, the following:

•	Review with management and assist in the development, adoption and execution of the Corporation’s strategies and strategic plans on a continual basis and provide recommendations to the Board for modifications as deemed necessary, based on the changing needs of corporate stakeholders (e.g., stockholders, customers, debt investors, etc.), changes in the Corporation’s external environment (e.g., markets, competition, regulatory, etc.) and internal situations that may affect the strategy of the Corporation;

•	Oversee and facilitate the Corporation’s review and assessment of external developments and factors impacting the Corporation’s strategies and execution against the Corporation’s strategic plans and participate in periodic reviews with management of the same;

•	Review the Bank’s Strategic Business Plan;

•	Facilitate an annual strategic planning session of the Board;

•	Review and recommend to the full Board certain strategic decisions regarding expansion or exit from existing lines of business or countries and entry into new lines of business or countries and the financing of such transactions, including: (i) mergers, acquisitions, takeover bids, sales of assets and arrangements;

(ii) joint ventures and strategic alliances; (iii) divestitures; (iv) financing arrangements in connection with corporate transactions; (v) development of longer-term strategy relating to growth by acquisitions; and (vi) other similar corporate transactions; and

•	Review, approve for presentation and make recommendations to the full Board of Directors with respect to capital structures and polices, including: (i) capitalization of the Corporation; (ii) dividend policy; and (iii) exchange listing requirements, appointment of corporate agents and offering terms of corporate securities as appropriate.

The current director members of this Committee are Messrs. Héctor M. Nevares-La Costa, Chairman since October 27, 2009, Aurelio Alemán-Bermúdez, Frank Kolodziej-Castro and José Rodríguez-Perelló. In addition, Messrs. Orlando Berges-González and Lawrence Odell are management members of the Committee. The Strategic Committee met a total of two (2) times during fiscal year 2009.

Capital Committee

On January 15, 2010, the Board created the Capital Committee, an ad-hoc committee composed entirely of directors who do not own preferred stock for purposes of overseeing the Corporation’s proposal to undertake an exchange offer pursuant to which the Corporation would offer to holders of registered preferred stock shares of Common Stock in exchange for their preferred stock. The Capital Committee is responsible for evaluating and approving the terms and conditions of any exchange offer transaction and reporting to the Board. The Committee was granted full power to determine the terms and conditions of any exchange offer.

The current members of this Committee are Messrs. Fernando Rodríguez-Amaro, Chairman since January 15, 2010, Aurelio Alemán-Bermúdez, Frank Kolodziej-Castro, José Rodríguez-Perelló and José L. Ferrer-Canals.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We review all transactions and relationships in which the Corporation and any of its directors, director nominees, executive officers, security holders who are known to the Corporation to own of record or beneficially more than five percent of any class of the Corporation’s voting securities and any immediate family member of any of the foregoing persons are participants to determine whether such persons have a direct or indirect material interest. In addition, our Corporate Governance Guidelines and Principles and Code of Ethics for CEO and Senior Financial Officers require our directors, executive officers and principal financial officers to report to the Board or the Audit Committee any situation that could be perceived as a conflict of interest. In addition, applicable law and regulations require that all loans or extensions of credit to executive officers and directors be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features. Pursuant to Regulation O adopted by the Federal Reserve Board, any extension of credit to an executive officer, director, or principal stockholder, including any related interest of such persons (collectively an “Insider”), when aggregated with all other loans or lines of credit to that Insider: (a) exceeds 5% of the bank’s capital and unimpaired surplus or $25,000, whichever is greater, or (b) exceeds (in any case) $500,000, must be approved in advance by the majority of the entire Board, excluding the interested party.

During 2007, the Board adopted a Related Person Transaction Policy (the “Policy”) that addresses the reporting, review and approval or ratification of transactions with related persons, which include a director, a director nominee, an executive officer of the Corporation, a security holder who is known to the Corporation to own of record or beneficially more than five percent of any class of the Corporation’s voting securities, and an immediate family member of any of the foregoing (together the “Related Person”). The policy is not designed to prohibit related person transactions; rather, it is to provide for timely internal reporting of such transactions and appropriate review, appropriate approval or rejection, oversight and public disclosure of them.

For purposes of the Policy, a “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which the Corporation participates (whether or not the Corporation is a party), the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest. A Related Person’s interest in a transaction or arrangement is presumed material to such person unless it is clearly incidental in nature or has been determined in accordance with the policy to be immaterial in nature. A transaction in which any subsidiary of the Corporation or any other company controlled by the Corporation participates shall be considered a transaction in which the Corporation participates.

Examples of related person transactions generally include sales, purchases or other transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and the borrowing and lending of funds, as well as guarantees of loans or other undertakings and the employment by the Corporation of an immediate family member of a Related Person or a change in the terms or conditions of employment of such an individual that is material to such individual. However, the policy contains a list of categories of transactions that will not be considered related person transactions for purposes of the Policy given their nature, size and/or degree of significance to the Corporation, and therefore, need not be brought to the Audit Committee for their review and approval or ratification.

Any director, director nominee or executive officer who intends to enter into a related person transaction is required to disclose that intention and all material facts with respect to such transaction to the General Counsel, and any officer or employee of the Corporation who intends to cause the Corporation to enter into any related person transaction must disclose that intention and all material facts with respect to the transaction to his or her superior, who is responsible for seeing that such information is reported to the General Counsel. The General Counsel is responsible for determining whether a transaction may meet the requirements of a related person transaction requiring review under the Related Transaction Policy, and, upon such determination, must report the material facts respecting the transaction and the Related Person’s interest in such transaction to the Audit Committee for their review and approval or ratification. Any related party transaction in which the General Counsel has a direct or indirect interest is evaluated directly by the Audit Committee.

If a member of the Audit Committee has an interest in a related person transaction and, after such committee member excusing himself or herself from consideration of the transaction would reduce the number of Audit Committee members available to review and approve the transaction to less than two members, the transaction must instead be reviewed by an ad hoc committee of at least two independent directors designated by the Board. The Audit Committee may delegate its authority to review, approve or ratify specified related person transactions or categories of related person transactions when the Audit Committee determines that such action is warranted.

Annually, the Audit Committee must review any previously approved or ratified related person transaction that is continuing (unless the amount involved in the uncompleted portion of the transaction is less than $120,000) and determine, based on the then existing facts and circumstances, including the Corporation’s existing contractual or other obligations, if it is in the best interests of the Corporation to continue, modify or terminate the transaction.

The Audit Committee has the authority to (i) determine categories of related person transactions that are immaterial and not required to be individually reported to, reviewed by, and/or approved or ratified by the Audit Committee and (ii) approve in advance categories of related person transactions that need not be individually reported to, reviewed by, and/or approved or ratified by the Audit Committee but may instead be reported to and reviewed by the Audit Committee collectively on a periodic basis, which must be at least annually. The Audit Committee must notify the Board on a quarterly basis of all related person transactions approved or ratified by the Audit Committee.

In connection with approving or ratifying a related person transaction, the Audit Committee (or its delegate), in its judgment, must consider in light of the relevant facts and circumstances whether or not the transaction is in, or not inconsistent with, the best interests of the Corporation, including consideration of the following factors to the extent pertinent:

•	the position or relationship of the Related Person with the Corporation;

•	the materiality of the transaction to the Related Person and the Corporation, including the dollar value of the transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the transaction, based on a consideration of the alternatives available to the Corporation for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arm’s-length basis or is on terms that the Corporation offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Corporation’s business and was proposed and considered in the ordinary course of business; and

•	the effect of the transaction on the Corporation’s business and operations, including on the Corporation’s internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

During fiscal year 2009, directors and officers and persons or entities related to such directors and officers were customers of and had transactions with the Corporation and/or its subsidiaries. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time they were made for comparable transactions with persons not related the Corporation, and did not involve more than the normal risk of collectibility or present other unfavorable features.

During 2009, the Corporation engaged, in the ordinary course of business, the legal services of Martínez Odell & Calabria. Lawrence Odell, General Counsel of the Corporation since February 2006, is a partner at Martínez Odell & Calabria (the “Law Firm”). On January 29, 2010, the Corporation approved an amendment to the agreement (the “Services Agreement”) it entered into with Law Firm in February 2006 in connection with the Corporation’s execution of an employment agreement with Lawrence Odell relating to his retention as Executive Vice President and General Counsel of the Corporation and its subsidiaries. Mr. Odell’s employment agreement provides that, on each anniversary of the date of commencement, the term of such agreement is automatically extended for an additional one (1) year period beyond the then-effective expiration date and that Mr. Odell will remain a partner at the Law Firm during the term of his employment. The Services Agreement provides for the payment by the Corporation to the Law Firm of $60,000 per month as consideration for the services rendered to the Corporation by Mr. Odell. The Services Agreement had a term of four years expiring on February 14, 2010. In light of the automatic extension of Mr. Odell’s employment agreement, on January 29, 2010, the Corporation amended the Services Agreement for purposes of extending its term from February 14, 2010 until February 14, 2011, unless earlier terminated. The Corporation has also hired the Law Firm to be the corporate and regulatory counsel to it and FirstBank. In 2009, the Corporation paid $1,297,962 to the Law Firm for its legal services and $720,000 to the Law Firm in accordance with the terms of the Services Agreement. The engagement of the Law Firm was approved by the Audit Committee as required by the Policy

During 2009, the Corporation and its subsidiaries engaged, in the ordinary course of business, the services of Tactical Media, a diversified media company with operations in Puerto Rico that is partially owned by Mr. Angel Alvarez-Freiria, son of Mr. Angel Álvarez-Pérez, a beneficial owner of more than five percent of the Corporation’s Common Stock. Total fees paid during 2009 to Tactical Media amounted to $236,800. The engagement of Tactical Media was approved by the Audit Committee as required by the Policy.

During 2007, the Corporation entered into a loan agreement with an immediate family member of director Fernando Rodríguez-Amaro. The loan was made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time it was made for comparable transactions with persons not related to the Corporation, and did not involve more than the normal risk of collectibility or present other unfavorable features. In the First quarter of 2009 the Corporation classified this loan in non-accruing status because of concerns about the financial condition of the borrower.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Corporation’s Compensation and Benefits Committee during fiscal year 2009 consisted of directors Sharee Ann Umpierre-Catinchi, Chairperson since August 2006, José Teixidor-Méndez (who resigned as director in May 2009), Jorge L. Díaz-Irizarry, José Menéndez-Cortada (whose term on the Committee ended on October 27, 2009) and José L. Ferrer-Canals who was appointed to the Committee on October 27, 2009. No Executive Officer of

the Corporation serves on any board of directors or compensation committee of any entity whose board members or management serves on the Corporation’s Board or on the Corporation’s Compensation and Benefits Committee. Other than as disclosed in the Certain Relationships and Related Transactions section of this Proxy Statement, none of the members of the Compensation and Benefits Committee had any relationship with the Corporation requiring disclosure under Item 404 of the SEC Regulation S-K.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

There are no legal proceedings to which any director, officer or principal stockholder, or any affiliate thereof, is a party adverse to the Corporation or has a material interest adverse to the Corporation.

COMPENSATION OF DIRECTORS

Non-management directors of the Corporation receive an annual retainer and compensation for attending meetings of the Board but not for attending meetings of the Board of Directors of the Bank when such meetings are held on the same day on which a Board meeting of the Corporation is held. Directors who are also officers of the Corporation, of FirstBank or of any other subsidiary do not receive fees or other compensation for service on the Board, the Board of Directors of FirstBank, or the Board of Directors of any other subsidiary or any of their committees. Accordingly, Messrs. Aurelio Alemán-Bermúdez and Luis M. Beauchamp-Rodríguez, who were directors during all or part of 2009, are not included in the table set forth below because they were employees at the same time and, therefore, received no compensation for their services as a director during the terms they served on the Board.

In 2007, the Compensation and Benefits Committee retained Mercer (US) Inc., an outside compensation consultant, to provide services as compensation consultants. Mercer performed a director compensation review to assess the competitiveness of the Corporation’s Board compensation strategy for its non-management directors and provided recommendations in terms of structure and amount of compensation. As a result, in January 2008, the Board approved a compensation structure for non-management directors of the Corporation, which became effective in February 2008. Under the terms of the structure, each director receives an annual retainer of $30,000, the Chair of the Audit Committee receives an additional annual retainer of $25,000 and the Lead Independent Director, which position was eliminated upon Mr. Menéndez-Cortada’s appointment as Chairman of the Board on September 28, 2010, received an additional annual retainer of $20,000. The retainers are payable in cash on a monthly basis over a twelve-month period. The director compensation structure also considered the receipt of an annual equity award of $35,000 payable in the form of restricted stock. In addition, all meeting fees were reduced to $1,000 for each Board or Committee meeting attended, which is also payable in cash. In December 2008, an annual equity award was granted under the terms and provisions of the First BanCorp 2008 Omnibus Incentive Plan, which was approved by the stockholders of the Corporation at the 2008 Annual Meeting of Stockholders, and pursuant to the provisions of the Corporation’s Policy Regarding the Granting of Equity-Based Compensation Awards approved by the Board in October 2008. During 2009, considering worsening economic conditions, which affected the performance of the Corporation, the Board determined to defer the award to a later time and not proceed with an equity award in December of 2009.

In October 2009, the Compensation and Benefits Committee retained the services of Compensation Advisory Partners LLC, an independent executive compensation consulting firm, who preformed an analysis of the Corporation’s peer group and examined pay practices in the broader financial services industry to determine a competitive compensation level for the non-management chairman of the Board appointed upon Mr. Beauchamp-Rodríguez’s resignation in September 28, 2009. Based upon the analysis, the Compensation and Benefits Committee recommended to the Board and the Board approved an annual cash retainer for the non-management chairman of $82,500.

The Corporation reimburses Board members for travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at Board and committee meetings or performing other services for the Corporation in their capacities as directors.

The Compensation and Benefits Committee will periodically review market data in order to determine the appropriate level of compensation for maintaining a competitive director compensation structure necessary to attract qualified candidates for board service.

The following table sets forth all the compensation that the Corporation paid to non-management directors during fiscal year 2009:

					Change in Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(a)	($)	($)	($)	($)	($)

Jorge Díaz-Irizarry	74,650	—	—	—	—	—	74,650
José Ferrer-Canals	75,000	—	—	—	—	—	75,000
Frank Kolodziej-Castro	51,000	—	—	—	—	—	51,000
José Menéndez-Cortada	113,417	—	—	—	—	—	113,417
Héctor M. Nevares-La Costa	86,000	—	—	—	—	—	86,000
Fernando Rodríguez-Amaro	95,000	—	—	—	—	—	95,000
José Rodríguez-Perelló	76,000	—	—	—	—	—	76,000
José Teixidor-Méndez(b)	27,500	—	—	—	—	—	27,500
Sharee Ann Umpierre-Catinchi	50,000	—	—	—	—	—	50,000

(a)	Does not include unvested portion of restricted stock granted to all incumbent directors in December 2008 of which 1,342 and 1,343 shares of Common Stock vest on December 1, 2010, and December 1, 2011, respectively.

(b)	On May 19, 2009, Mr. José Teixidor resigned as director of the Corporation.

PROPOSAL NO. 2 — AMENDMENT TO ARTICLE SIXTH OF THE RESTATED ARTICLES OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board has approved an amendment to Article Sixth of the Corporation’s Restated Articles of Incorporation to increase the number of shares of common stock, par value $1.00, authorized for issuance from 250,000,000 shares to 750,000,000 shares and, as a result, increasing the total number of shares of all classes, including the Corporation’s preferred stock, that are authorized for issuance from 300,000,000 shares to 800,000,000 shares.

We currently have 92,542,722 shares of Common Stock outstanding and 12,091,353 shares of Common Stock reserved for outstanding options and warrants that the Corporation could be required to issue pursuant to the Corporation’s employee benefit plans and the Letter Agreement entered into with the Treasury. Accordingly, we have 145,365,925 shares of Common Stock that are not outstanding or reserved for issuance upon the exercise of options or warrants. In addition, we have 50,000,000 shares of preferred stock authorized of which 22,404,000 shares are issued and outstanding.

The Board believes that it is in the best interest of the Corporation and its stockholders that the Corporation increases the number of authorized but unissued shares of Common Stock principally because:

•	We are currently seeking to raise capital through the issuance of shares of Common Stock in one or more transactions. See Proposal No. 3, which requests stockholder approval of the issuance of Common Stock in one or more transaction and explains the reasons for these efforts. The increase in the number of authorized shares of Common Stock will enable us to use more than the currently available 145,365,925 shares of Common Stock to issue to investors for cash or in exchange for assets or outstanding shares of preferred stock. If we issue the shares in exchange for cash or assets, it is not likely that we will make the exchange offer described in our registration statement filed on March 5, 2010 registering the offering of shares of Common Stock in exchange for shares of currently outstanding registered preferred stock. The increase in the number of authorized shares will enable us to avoid issuing securities that automatically convert into shares of Common Stock when the Corporation’s stockholders, including the holders of the newly issued currently available shares of Common Stock, approve a proposed increase in the number of shares of authorized Common Stock;

•	The Corporation wants to be in a position to participate in acquisition opportunities in Puerto Rico including possibly participating in any potential FDIC-assisted acquisition; and

•	Although FirstBank’s capital exceeds the amount necessary to qualify as “well capitalized” for regulatory purposes, the FDIC has urged the Corporation to raise capital by increasing its outstanding shares of Common Stock to provide additional protection against the possibility that a continuation of the current depressed economic situation in Puerto Rico will cause the Bank to absorb additional write-downs in its loan portfolios.

Finally, if the stockholders approve the increase in authorized shares of Common Stock, the Corporation may use the additional authorized shares for other corporate purposes, such as, to fund future acquisitions and expansion opportunities that may arise; to use for general corporate needs, such as future stock dividends, assuming it can resume paying dividends, or stock splits and to use for other proper purposes within the limitations of the law as the Board may think are appropriate.

Effect of the Increase of Authorized Common Stock

If approved, the amendment will become effective upon the filing of the amendment to the Restated Articles of Incorporation with the Department of State of the Commonwealth of Puerto Rico, which filing will be made promptly after approval of the proposal at the Annual Meeting. Thereafter, the Board will be able to authorize the issuance of the additional shares of Common Stock, as well as the currently authorized but unissued shares of Common Stock, for any corporate purposes, without further action by stockholders, except as required by the rules of the New York Stock Exchange (the “NYSE”) or as limited by the Corporation’s Restated Articles of Incorporation.

The issuance of additional shares of Common Stock will have a dilutive effect on earnings per share and equity, and will have a dilutive effect on the voting power of existing stockholders. The terms of any Common Stock issuance will be determined by the Board and depend upon the purpose for the issuance, market conditions and other factors existing at the time.

Required Vote

Approval of Proposal No. 2 to amend the Corporation’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 250,000,000 to 750,000,000 requires the affirmative vote of holders of a majority of the shares of Common Stock outstanding.

Recommendation of the Board of Directors

The Board recommends the approval by stockholders of the proposal to amend Article Sixth of the Corporation’s Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 250,000,000 to 750,000,000.

If approved, Article Sixth of the Corporation’s Restated Articles of Incorporation will be revised as follows, with new language in bold and deleted language in brackets:

The authorized capital of the Corporation shall be EIGHT HUNDRED MILLION DOLLARS ($800,000,000) [THREE HUNDRED MILLION DOLLARS ($300,000,000)] represented by SEVEN HUNDRED FIFTY MILLION (750,000,000) [TWO HUNDRED FIFTY MILLION ($250,000,000)] shares of common stock, ONE DOLLAR ($1.00) par value per share, and FIFTY MILLION (50,000,000) shares of Preferred Stock, ONE DOLLAR ($1.00) par value per share. The shares may be issued by the Corporation from time to time as authorized by the board of directors without the further approval of shareholders, except as otherwise provided in this Article Sixth or to the extent that such approval is required by governing law, rule or regulations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO ARTICLE SIXTH OF THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL NO. 3 — APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK
IN ACCORDANCE WITH APPLICABLE NEW YORK STOCK EXCHANGE RULES

This proposal seeks stockholder approval of the issuance in one or more transactions by the Corporation of an amount of shares of Common Stock that is likely to equal more than 20% of the outstanding shares of Common Stock and may even constitute a change in its control, in order to comply with listing requirements of the NYSE. We believe that such transaction would be necessary to make us eligible to participate in acquisition opportunities in Puerto Rico, particularly potential FDIC-assisted acquisitions. In addition, although FirstBank’s capital exceeds the amount necessary for it to qualify as “well capitalized” for regulatory purposes, the FDIC has urged the Corporation to increase its common equity in order to provide additional protection against the possibility that continuation of the current depressed economic situation in Puerto Rico will cause FirstBank to incur additional write-downs on its loan portfolio. Accordingly, the Corporation has been seeking common equity financing and is also considering the possible issuance of shares of Common Stock in exchange for outstanding shares of preferred stock. If we issue shares of Common Stock in exchange for cash or assets, it is not likely that we will make the exchange offer described in our registration statement filed on March 5, 2010 registering the offering of shares of Common Stock in exchange for shares of currently outstanding registered preferred stock.

We are currently engaged in discussions with several prospective acquirers of Common Stock. At this time, however, we have no agreements or understandings as to any issuance of Common Stock.

Reasons for Issuance of Common Stock

We are seeking to negotiate the issuance of Common Stock in one or more transactions so that the Corporation’s strengthened financial condition will enable it to participate in acquisition opportunities in Puerto Rico, particularly potential FDIC-assisted transactions, and will enhance its ability to operate in the current economic environment.

We believe that it is important that the Bank continue to enhance its competitive position in Puerto Rico. Accordingly, the Board and management believe that it is important for the Corporation to be able to make opportunistic acquisitions. The increase in outstanding Common Stock would be designed to enable the Corporation to participate in acquisition opportunities in Puerto Rico, particularly potential FDIC-assisted transactions.

We also believe that it is important for us to respond positively to the FDIC’s request that the Corporation increase its common equity in light of the depressed economic situation in Puerto Rico. During 2009, the Corporation recorded a provision for loan and lease losses of $579.9 million, compared to a provision of $190.9 million in 2008 and $120.6 million in 2007. The increase in outstanding Common Stock would enhance the Corporation’s long-term financial stability, improve its ability to operate in the current economic environment, and enhance its ability to fund strategic initiatives or other business needs and to absorb any future credit losses.

If we enter into any agreements relating to the issuance of Common Stock prior to the date of the Annual Meeting of Stockholders, we will supplement this proxy statement to describe the terms of such any such agreements.

NYSE Stockholder Approval Requirement

Stockholder approval of the issuance of shares of Common Stock we are seeking is required by the listing requirements of the NYSE. NYSE Listed Company Manual Section 312.03 requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if, except in the case of public offerings and private placements meeting certain requirements, (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock, or (3) the issuance would result in a change in control of the company. Since the issuance of Common Stock is likely to result in the issuance of more than 20% of our outstanding shares of Common Stock and may even constitute a change in control of the Corporation, we are seeking stockholder approval of the issuance in one or more transactions of shares of Common Stock to satisfy the applicable NYSE stockholder approval requirement.

Effect of the Issuance of Shares of Common Stock

We are likely to agree to issue shares of Common Stock at a price below the book value, and the tangible book value, per share of Common Stock. As of March [     ], 2010, the market price of a share of Common Stock was $[     ]. As of December 31, 2009, the book value per share was $7.25 and the tangible book value per share was $6.76 per share. Accordingly, any issuance of shares of Common Stock would almost surely substantially reduce the book value of each share of Common Stock. In addition, any such stock issuance would dilute the voting power of current stockholders and the earnings per share of current stockholders. Nevertheless, the Board and management believe that the long-term prospects of the Corporation, and therefore our stockholders, would be enhanced by the proposed issuance of shares of Common Stock.

Risks Related to the Issuance of Common Stock

We cannot give any assurances that the issuance of Common Stock would achieve its purposes. We are not certain whether it would enable us to participate in acquisition opportunities. In addition, an increase in common equity might not adequately protect the Corporation from further credit losses and the Corporation might need to obtain additional capital in order to appropriately absorb such losses.

Even if the Common Stock issuance permits us to make acquisitions in Puerto Rico, there is no assurance that the Corporation’s long-term prospects would be enhanced. Stockholders would not be able to express their views on the merits of any such transaction because the Corporation would not solicit stockholder approval of the acquisition itself. If we complete an acquisition, including an FDIC-assisted transaction, the Corporation would still be subject to multiple risks. Any acquisition is subject to the risks that the Corporation cannot retain customers or deposits of the acquired bank, is unable to fully assess the quality of the acquired bank’s loan portfolio, cannot efficiently and adequately integrate the acquired bank’s operations into the Corporation’s operations or needs additional capital to absorb the acquired bank’s losses. Although an FDIC-assisted acquisition typically includes FDIC assistance to an acquirer designed to mitigate risks that the acquirer would otherwise assume in the acquisition, such as through an agreement under which the FDIC would share losses on loans or would indemnify the acquirer against certain liabilities, if we complete an FDIC-assisted acquisition, the Corporation would still be subject to the risks inherent in any acquisition as well as risks because of the potentially limited time period for us to adequately conduct due diligence and the intensity and adverse impact of the bidding process on management’s resources. We might not be able to overcome any of the risks related to an acquisition. Accordingly, if we are able to make an acquisition, no assurance can be given that the acquisition would not have a material adverse effect on the Corporation’s operations, prospects, financial condition or results of operations.

Consequences of Failure of Stockholders to Approve Proposals

If stockholders do not approve the issuance of shares of Common Stock, we would have to decide whether to:

•	structure an issuance of Common Stock that does not require stockholder approval; or

•	seek a waiver from the NYSE from its stockholder approval requirements.

The first alternative would make it extremely unlikely that the Corporation would be able to participate in any acquisition opportunities in Puerto Rico, including any opportunities to participate in an FDIC-assisted transaction.

The second alternative also may not be successful. While the NYSE has a procedure for requesting a waiver from the stockholder approval requirement when (1) the delay in securing stockholder approval would seriously jeopardize the financial viability of a company and (2) reliance by the company on this exception is expressly approved by the audit committee, we do not know if the NYSE would grant a waiver after the Corporation has failed to obtain the required stockholder approval.

If stockholders do not approve Proposal No. 2, which would increase the number of shares of Common Stock authorized in our Restated Articles of Incorporation, we will seek to negotiate a sale of the 145,365,925 shares of Common Stock currently available for issuance. Because a sale of these remaining authorized shares of Common Stock would not sufficiently improve the Corporation’s capital, we will seek also to negotiate a sale of securities, probably shares of preferred stock, that automatically convert into Common Stock when an amendment to the Corporation’s Restated Articles of Incorporation to increase the number of authorized shares is approved by the Corporation’s stockholders, including the holders of the newly issued currently available shares of common stock, who would agree to vote in favor of such an amendment in connection with their acquisition of those shares and would hold in the aggregate a majority of our outstanding shares of Common Stock (and whose vote would therefore, assure approval of the amendment). The exercise price on any such shares of convertible securities is likely to be below the book value per share as of December 31, 2009 since the market price of our Common Stock on March [          ], 2010 was $[     ]. Therefore, like the issuance of shares of Common Stock, the issuance of convertible securities might result in a decrease in the value of our Common Stock and would dilute stockholders’ voting power and earnings per share.

Required Vote

Approval of this Proposal No. 3 to issue shares of Common Stock to enable the Corporation to participate in acquisition opportunities in Puerto Rico, including any potential FDIC-assisted transactions, and to improve its financial condition and ability to operate in the current economic environment requires the affirmative vote of holders of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal, whether for or against this proposal, represent over 50% of all of the shares of Common Stock outstanding.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF ISSUANCE OF COMMON STOCK.

PROPOSAL NO. 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

Section 111(e) of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Reinvestment and Recovery Act of 2009 (“ARRA”), imposes a number of requirements on financial institutions, such as the Corporation, which received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). ARRA requires that at each annual meeting of stockholders during the period in which any obligation arising from TARP financial assistance remains outstanding, TARP recipients must allow a separate, nonbinding stockholder vote to approve the compensation of executives. Because this stockholder vote is advisory, it is not binding upon the Board or construed as overruling any decision by the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements. The Corporation’s overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding the Named Executives compensation (together with the accompanying narrative disclosure) in this Proxy Statement. The Proxy Statement fully discloses all material information regarding the compensation of the Corporation’s Named Executives, so that stockholders can evaluate the Corporation’s approach to compensating its executives. The Corporation and the Compensation and Benefits Committee continually monitor executive compensation programs and adopt changes to reflect best practices in the market, as well as general economic, regulatory and legislative developments affecting executive compensation. The Corporation’s policies and procedures are designed to promote a performance-based culture by providing for higher pay for superior performance and align the interests of shareholders and executives by linking a substantial portion of compensation to the Corporation’s performance, without encouraging executives to take unnecessary and excessive risks. Although certain incentive payments are now prohibited by TARP, the Corporation will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term stockholders.

This proposal, commonly known as a “Say on Pay” proposal, gives the Corporation’s stockholders the opportunity to vote on the Corporation’s executive compensation policies and procedures through the following resolution:

“Resolved, that the stockholders approve the compensation of executives as described in the Compensation Discussion and Analysis and the disclosures regarding the Named Executives Officers’ compensation provided in the various tables, and the accompanying narrative disclosures, included in this Proxy Statement for the 2010 Annual Meeting of Stockholders.”

Required Vote

Approval of this Proposal No. 4 regarding executive compensation requires the affirmative vote of holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 5
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Corporation’s independent registered public accounting firm. The firm of PricewaterhouseCoopers LLP has been selected as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2010. While shareholder ratification is not required by the Corporation’s Restated Articles of Incorporation or otherwise, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as part of good corporate governance practices. If the stockholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interest of the Corporation and its stockholders. The firm will be represented at the Annual Meeting and representatives will have the opportunity to make a statement, if they so desire, and also will be available to respond to appropriate questions.

Required Vote

Approval of this Proposal No. 5 regarding ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on this proposal.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

AUDIT FEES

The total fees paid or accrued by the Corporation for professional services rendered by the external auditors for the years ended December 31, 2008 and 2009 were $1,711,175 and $1,590,400, respectively, distributed as follows:

•	Audit Fees: $1,590,275 for the audit of the financial statements and internal control over financial reporting for the year ended December 31, 2008; and $1,490,400 for the audit of the financial statements and internal control over financial reporting for the year ended December 31, 2009.

•	Audit-Related Fees: $120,900 in 2008 and $100,000 in 2009 for other audit-related fees, which consisted mainly of the audits of employee benefit plans.

•	Tax Fees: none in 2008 and none in 2009.

•	Other Fees: none in 2008 and none in 2009.

The Audit Committee has established controls and procedures that require the pre-approval of all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the rendering of such services does not impair the auditor’s independence. The Audit Committee may delegate to one or more of its members the authority to pre-approve any audit, audit-related or permissible non-audit services, and the member to whom such delegation was made must report any pre-approval decisions at the next scheduled meeting of the Audit Committee. Under the pre-approval policy, audit services for the Corporation are negotiated annually. In the event that any additional audit services not included in the annual negotiation of services are required by the Corporation, an amendment to the existing engagement letter or an additional proposed engagement letter is obtained from the independent registered public accounting firm and evaluated by the Audit Committee or the member(s) of the Audit Committee with authority to pre-approve such services.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) describes the objectives of the Corporation’s executive compensation program, the process for determining executive officer compensation, and the elements of the compensation of the Corporation’s President and Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the next three highest paid executive officers of the Corporation (together the “Named Executives”).

The executive compensation program is administered by the Compensation and Benefits Committee (the “Compensation Committee”). The Compensation Committee reviews and recommends to the Board the annual goals and objectives relevant to the CEO. The Committee is also responsible for evaluating and recommending to the Board the base salaries, annual incentives and long-term equity incentive and long-term equity incentive awards for the CEO, executive vice presidents and other selected executives of the Corporation.

Executive Compensation Policy

The Corporation has designed an executive compensation structure designed to help attract, motivate, reward and retain highly qualified executives. The compensation programs are designed to fairly reflect, in the judgment of the Compensation Committee, the Corporation’s performance, and the responsibilities and personal performance of the individual executives, while assuring that the compensation reflects principles of sound risk management and performance metrics consistent with long-term contributions to sustained profitability, as well as fidelity to the values and roles of conduct expected. To support those goals, the Corporation’s policy is to provide its Named Executives with a competitive base salary, a short-term annual incentive, a long-term equity incentive and other fringe benefits. The annual incentive and the long-term equity incentive, which are the variable components of the compensation, are based on specific performance metrics that vary by participant. The annual incentive incorporates metrics that are tailored to an executive’s responsibilities and consider corporate, business unit/area and individual performance. The long-term incentive is driven entirely by corporate performance.

In light of the Corporation’s participation in the U.S. Department of the Treasury Troubled Asset Relief Capital Purchase Program (the “Capital Purchase Program” or “CPP”), the Corporation became subject to certain executive compensation restrictions under EESA, as amended by ARRA and the rules and regulations promulgated thereunder, under Treasury regulations and under the contract pursuant to which the Corporation sold preferred stock to the Treasury. Those restrictions apply to what the Treasury refers to as the Corporation’s Senior Executive Officers (SEOs), which are the Named Executives as such are defined under SEC regulations. For 2009, because of the Corporation’s participation in the CPP, the Compensation and Benefits Committee operated the executive compensation program in a significantly different fashion than in prior years. Specifically, under the CPP, the Corporation:

•	must prohibit the payment or accrual of any bonus payments to the Corporation’s Named Executives and the 10 next most highly-compensated employees (“MHCEs”), except for (a) long-term restricted stock if it satisfies the following requirements: (i) the value of the grant may not exceed one-third of the amount of the employee’s annual compensation calculated in the fiscal year in which the compensation is granted, (ii) no portion of the grant may vest before two years after the grant date and (iii) the grant must be subject to a further restriction on transfer or payment in accordance with the repayment of TARP funds; or (b) bonus payments required to be paid pursuant to written employment agreements executed on or before February 11, 2009;

•	cannot make any “golden parachute payments” to its Named Executive or the next five MHCEs;

•	must require that any bonus, incentive and retention payments made to the SEOs and the next 20 MHCEs are subject to recovery if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	must prohibit any compensation plan that would encourage manipulation of reported earnings;

•	at least every six months must discuss, evaluate and review with the senior risk officers any risks (including long-term and short-term risks) that could threaten the value of the corporation; and

•	must make annual disclosures to the Treasury of, among other information, perquisites whose total value during the year exceeds $25,000 for any of the Named Executives or 10 next MHCEs, a narrative description of the amount and nature of those perquisites, and a justification for offering them.

TARP Related Actions — Amendments to Executive Compensation Program

As required by ARRA, a number of amendments were made to our executive compensation program; these are:

•	Bonuses and other incentive payments to SEOs and the next ten (10) MHCEs have been prohibited during the TARP period.

•	Employment agreements were amended to provide that benefits to the executives shall be construed and interpreted at all times that the Treasury maintains any debt or equity investment in the Corporation in a manner consistent with EESA and ARRA, and all such agreements shall be deemed to have been amended as determined by the Corporation so as to comply with the restrictions imposed by EESA and ARRA.

•	The change of control provisions previously applicable to SEOs and the next five (5) MHCEs have been suspended during the TARP period.

•	A recovery or “clawback” acknowledgment has been signed by the SEOs and the next twenty (20) MHCEs under which they acknowledge, understand and agree to the return of any bonus payment or awards made during the TARP period based upon materially inaccurate financial statements or performance metrics. There were no bonus payments to any such officers or employees during 2009.

To the extent the Corporation repays the TARP investment in the future, the Corporation anticipates a complete re-evaluation of base salary and short, and long-term incentive programs to ensure they align strategically with the needs of the business and the competitive market at that time.

Pay for Performance

The Corporation has a performance-oriented executive compensation program that is designed to support its corporate strategic goals, including growth in earnings and growth in shareholder value. The compensation structure reflects the belief that executive compensation must, to a large extent, be at risk where the amount earned depends on achieving rigorous corporate, business unit and individual performance objectives designed to enhance stockholder value. To the extent the Corporation resumes paying bonuses in the future, actual incentive payouts will be larger if superior target performance is achieved and smaller if target performance is not achieved.

Market Competitiveness

The Corporation targets total compensation, including base salaries, annual target incentive opportunities, and long-term target incentive opportunities including equity-based incentives, at the 75th percentile of compensation paid by similarly-sized companies. We believe targeting the 75th percentile is appropriate given the degree of difficulty in achieving our performance targets, as demonstrated by our not making any grants of long-term incentive in 2009 due to the company not achieving a specified level of financial performance. An additional consideration relates to the challenges of attracting and retaining talent. While the philosophy is to set total compensation for executives at the 75th percentile of compensation paid by a peer group of banks, the Corporation will also assess competitive or recruiting pressures in the market for executive talent. These pressures potentially may threaten the ability to retain key executives. The Board will exercise its discretion in adjusting compensation targets as necessary and appropriate to address these risks.

Compensation Review Process

The Compensation Committee typically reviews and recommends to the Board the base salaries, short-term incentive awards and long-term incentive awards of the CEO and other selected senior executives in the first quarter of each year with respect to performance results for the preceding year. The Corporation’s President and CEO, following the compensation structure approved by the Board, makes recommendations concerning the amount of compensation to be awarded to executive officers, excluding himself. The CEO does not participate in the Compensation Committee’s deliberations or decisions. The Compensation Committee reviews and considers his recommendations and makes a final determination. In making its determinations, the Compensation Committee reviews the Corporation’s performance as a whole and the performance of the executives as it relates to the accomplishment of the goals and objectives set forth for management for the year, together with any such goals that have been established for the relevant lines of business of the Corporation.

Role of the Compensation Consultant

Through September 21, 2009, the Compensation Committee retained Mercer as its independent executive compensation consultants. Following this period, the Committee decided to engage Compensation Advisory Partners (“CAP”) as the consultant when the lead consultant on the Mercer engagement left Mercer to form CAP. CAP provides advice to the Committee on executive compensation. Neither CAP nor Mercer provided any other services to the Corporation.

The role of the outside compensation consultants is to assist the Compensation Committee in analyzing executive pay packages and contracts, perform executive compensation reviews including market competitive assessments and develop executive compensation recommendations for the Compensation Committee’s consideration.

2009 Competitive Review

As part of the Corporation’s annual review of compensation, the Compensation Committee’s independent consultant obtained information about the compensation paid to the executive officers of a peer group of 14 other banks. These companies are selected based on their industry and their being of comparable size in terms of assets to the Corporation. In addition to the peer group, the Compensation Committee utilizes market survey data as an additional reference point. The peer group used in 2009 consisted of the following companies:

•	Popular
•	Colonial Bancgroup
•	Associated Banc-corp
•	BOK Financial Corp
•	Astoria Financial Corp
•	First Citizens BancShares
•	TCF Financial Corp
•	City National Corp
•	Fulton Financial Corp
•	Valley National BanCorp
•	The South Financial Group
•	BancorpSouth
•	Doral Financial Corp
•	Santander BanCorp

We use this peer group to assess the following:

•	Performance relative to key metrics (e.g., Asset Growth, Net Income Growth, Return on Equity, Interest Margin and Total Shareholder Return)
•	Base Salaries
•	Cash Compensation (Salary + Annual Incentive)
•	Total Direct Compensation ( Cash Compensation + Long-term Incentives)

The Corporation’s size in terms of assets was between the median and the 75th percentile of the peer group. For this reason, the Corporation targeted pay at a level of between the median and the 75% percentile of the peer group.

Based on the executive compensation review performed in august 2009, Named Executives salary levels for 2009 were competitive; hence we did not provide salary increases for 2009 to any of the Named Executives.

We will continue to monitor market competitive levels and the Compensation Committee will make adjustments as appropriate to align executive officer pay with our stated pay philosophy and desire to drive a strong performance oriented culture. In light of the constraints we and many of our peers face under ARRA, we believe the market will continue to change quickly and we will monitor these changes to ensure our programs allow us to continue to attract and retain top talent and reward for strong performance and value creation.

Elements of Executive Compensation

The elements of the Corporation’s regular total compensation program (not all elements of which are currently active because of the TARP requirements) and the objectives of each element are identified in the below:

•	Base salary

•	Annual incentives

•	Long-term equity incentives

•	Other compensation

Each element of the compensation structure is intended to support and promote the following results and behavior:

•	Reward for strong performance

•	Attract and retain the talent needed to execute on our strategy and ultimately deliver value to stockholders

•	Deliver a compensation package that is competitive with the market commensurate with the performance delivered

Base Salary

Base salary is the basic element of direct cash compensation, designed to reward individual performance and level of experience. In setting the base salary, the Board takes into consideration the experience, skills, knowledge and responsibilities required of the Named Executives in their roles, the individual’s achievement of pre-determined goals and objectives, the Corporation’s performance and marketplace salary data to help ensure that base salaries of the Corporation’s Named Executives are within competitive practices relative to the base salaries of comparable executive officers in peer group companies. The Board seeks to maintain base salaries that are competitive with the marketplace, to allow it to attract and retain executive talent.

As noted above under “2009 Competitive Review,” the base salaries of the Named Executives were not increased during 2009 because, in addition to a consideration of the performance of the Corporation during 2009, the Compensation Committee concluded that, based on an analysis of peer data, the Named Executives’ base salaries were consistent with those paid to executives of comparable peers. In addition, during 2009 the Corporation expanded the salary freeze in effect applicable to employees whose base salary exceeds $50,000 to all employees of the Corporation until business conditions improve. The base salaries of Messrs. Aurelio Alemán-Bermúdez and Randolfo Rivera-Sanfeliz have not been adjusted since 2005 and the base salary of Mr. Lawrence Odell has not been adjusted since 2006 when he became an employee of the Corporation.

Annual Incentive

Generally, the annual incentive element of the Corporation’s executive compensation program is designed to provide cash bonuses to executive officers who generate strong corporate financial performance and, therefore, seeks to link the payment of cash bonuses to the achievement of key strategic, operational and financial performance objectives. Other criteria, besides financial performance, may include objectives and goals that may not involve actions that specifically and directly relate to financial matters, but the resolutions of which would necessarily protect the financial soundness of the Corporation.

In light of the restrictions imposed under the CPP, this component of compensation is suspended during the TARP period. No bonus will be earned or paid to our Named Executives and the next ten most highly compensated employees during that period. Furthermore, subject to the limitations imposed by the CPP, considering the continuing worsening economic conditions which affected the performance of the Corporation, during 2009 the Corporation limited cash incentives to those employees who exceeded and consistently demonstrated exceptional performance.

Long-Term Equity Incentive

The long-term equity incentive executive compensation structure approved by the Board provides a variable pay opportunity for long-term performance through a combination of restricted stock and stock option grants designed to reward overall corporate performance. The award is intended to align the interests of the Named Executives directly to the interests of the stockholder and is an important retention tool for the Corporation. Generally, the compensation structure considers long-term incentive award values allocated 50% in stock options and 50% in performance-accelerated restricted stock. Stock option grants are awarded based on overall individual performance and the performance-accelerated restricted stock are awarded if a minimum of 80% of the respective year’s after tax adjusted net income target is achieved. Notwithstanding the foregoing, under the CPP, the Corporation’s incentive program for Named Executives is solely allowed in the form of restricted stock. In accordance with CPP limitations, the Named Executives are eligible for a long-term restricted stock grant of up to one-third of their total annual compensation. Such restricted stock requires a minimum vesting period of two years after the grant date and is subject to transferability restrictions thereafter as required by EESA, so long as CPP obligations remain outstanding (shares may become transferable in 25% increments as the CPP funds are repaid by the Corporation). During 2009, no restricted stock awards were granted due to the Corporation’s financial performance and the continued worsening economic conditions which affected the performance of the Corporation resulting in the failure to achieve the minimum 80% after tax adjusted net income target required to make a restricted stock award. In addition, in light of the restrictions imposed under the CPP, the stock option component of compensation is suspended during the TARP period.

Other Compensation

The use of personal benefits and perquisites as an element of compensation in the Corporation’s 2009 executive compensation program is extremely limited. The Named Executives are provided with a corporate-owned automobile, club memberships and a life insurance policy of $1,000,000 ($500,000 in excess of other employees). Like other employees, the Named Executives participate in the 1165(e) plan (including the Corporation’s match) and group medical and dental plans and receive long-term and short-term disability, health care, and group life insurance benefits. In addition, the CEO is provided with personal security and a chauffeur solely for business purposes.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Summary Compensation Table

The Summary Compensation Table set forth below discloses compensation for the Named Executives of the Corporation, FirstBank or its subsidiaries.

							Change in
							Pension
							Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(a)	($)(b)	($)	($)(c)	($)(d)	($)	($)(e)	($)

Aurelio Alemán-Bermúdez	2009	778,846	2,200	—	—	—	—	32,563	813,609
President and	2008	750,000	2,200	—	—	748,952	—	20,319	1,521,471
Chief Executive Officer	2007	750,000	702,200	—	367,500	—	—	19,698	1,839,398
Orlando Berges-González(f)	2009	387,692	2,200	—	—	—	—	8,340	398,232
Executive Vice President and
Chief Fiancial Officer
Lawrence Odell(g)	2009	720,100	2,200	—	—	—	—	5,461	727,761
Executive Vice President,	2008	720,100	2,200	—	—	437,563	—	7,729	1,167,592
General Counsel and Secretary	2007	720,100	452,200	—	183,750	—	—	10,887	1,366,937
of the Board of Directors
Randolfo Rivera-Sanfeliz	2009	571,154	2,200	—	—	—	—	10,586	583,940
Executive Vice President and	2008	550,000	2,200	—	—	393,338	—	21,650	967,188
Wholesale Banking Executive	2007	550,000	452,200	—	183,750	—	—	15,150	1,201,100
Calixto García-Vélez(h)	2009	325,897	202,200	—	—	—	—	51,023	579,120
Executive Vice President and
Florida Region Executive
Luis Beauchamp-Rodríguez(i)	2009	937,500	600		—	—	—	55,601	993,701
former Chairman, President and	2008	1,000,000	2,200	—	—	974,749	—	80,956	2,057,905
Chief Executive Officer	2007	1,000,000	977,200	—	857,500	—	—	77,724	2,912,424
Fernando Scherrer(j)	2009	517,280	600	—	—	—	—	17,413	535,293
former Executive Vice President	2008	700,000	2,200	—	—	442,566	—	20,176	1,164,942
Chief Fiancial Officer and	2007	700,000	452,200	—	183,750	—	—	28,558	1,364,508

(a)	Includes regular base pay before payroll deductions for years 2007, 2008 and 2009. Year 2009 was a “pay period leap year” which means that there were 27 bi-weekly paydays instead of 26; hence employees received more cash compensation during the year than payable based on their annual base salary rates. This column reflects actual cash compensation paid.

(b)	The column includes the Christmas bonus and discretionary performance bonus payments. The Christmas bonus is a non-discriminatory broad-based benefit offered to all employees, under which the Corporation pays six percent (6%) of the employees’ base salary up to $2,200. In addition, this column includes a signing bonus of $200,000 given to Mr. García-Vélez upon his retention as executive vice president. Additional information regarding his employment can be found below in footnote (h) of this section.

(c)	The amounts in this column represent the aggregate grant date fair values of the awards granted in 2007. The assumptions made when calculating the amounts in this column for 2007 are found in Note 22 of the Consolidated Financial Statements of the Corporation on Form 10-K for year 2009. No options were awarded during 2008 or 2009.

(d)	The amounts in this column represent the payments made to Named Executives relating to the short-term annual incentive component of total executive compensation. In 2009, based on TARP restrictions, the compensation program for Named Executives was limited to base salary and restricted stock. Non-equity compensation includes the short-term annual incentive related to 2007 performance. The short-term annual incentive was determined as a percentage of base salary using metrics against which performance is measured.

(e)	Set forth below is a breakdown of all other compensation (i.e., personal benefits):

		Company-
		owned	1165(e) Plan		Memberships &
		Vehicles	Contribution	Security	Dues	Other	Total
Name and Principal Position	Year	($)	($)(a)	($)	($)	($)(b)	($)

Aurelio Alemán-Bermúdez	2009	7,115	4,154	13,528	6,968	798	32,563
	2008	10,374	5,600	—	3,547	798	20,319
	2007	7,835	5,523	—	3,400	2,940	19,698
Orlando Berges-González	2009	4,019			3,789	532	8,340
Lawrence Odell	2009	4,663			—	798	5,461
	2008	6,931				798	7,729
	2007	7,947	—	—	—	2,940	10,887
Randolfo Rivera-Sanfeliz	2009	4,752	4,540		496	798	10,586
	2008	11,478	5,600		3,774	798	21,650
	2007	8,130	—	—	4,080	2,940	15,150
Calixto García-Vélez	2009	2,607	720		5,000	42,696	51,023
Luis Beauchamp-Rodríguez	2009	9,161	1,680	36,074	8,087	599	55,601
	2008	14,133	5,600	48,797	11,628	798	80,956
	2007	9,345	5,783	47,494	12,162	2,940	77,724
Fernando Scherrer	2009	8,810			8,137	466	17,413
	2008	17,415			1,963	798	20,176
	2007	23,438	—		2,180	2,940	28,558

(a)	Includes the Corporation’s contribution to the executive’s participation in the Defined Contribution Retirement Plan.

(b)	Other compensation for the three fiscal years includes the amount of the life insurance policy premium paid by the Corporation in excess of the $500,000 life insurance policy available to all employees. In addition, in the case of Mr. García-Vélez, this column includes relocation expenses paid to the executive as a result of his employment as executive vice president of the Florida operations, Mr. García-Vélez’ relocation package included housing and utilities allowance and travel expenses.

(f)	On May 7, 2009, the Corporation entered into a three-year employment agreement with Mr. Berges-González which became effective May 11, 2009, relating to the services of Mr. Berges-González as Executive Vice President of the Corporation and, upon Mr. Scherrer’s resignation, to assume the role of Chief Financial Officer. The employment agreement has automatic one-year extensions unless the Corporation or Mr. Berges-González provides prior notice that the employment agreement will not be extended. Under the terms of the employment agreement, Mr. Berges-González is entitled to receive annually a base salary of $600,000 plus an annual bonus opportunity based upon Mr. Berges-González’ achievement of predetermined business objectives. In addition, Mr. Berges-González is entitled to use a company-owned automobile, participate in the Corporation’s stock incentive, retirement, and other plans, and receive other benefits granted to employees and executives of the Corporation.

(g)	In February 2006, the Corporation entered into an employment agreement with Mr. Lawrence Odell and, at the same time, entered into a services agreement with Law Firm, relating to the services of Mr. Odell as Executive Vice President and General Counsel of the Corporation. Mr. Odell receives a nominal base salary of $100.00 a year and the opportunity to receive an annual performance bonus based upon his achievement of predetermined business objectives. In addition, upon employment in 2006 he received a stock option exercisable for 100,000 shares of common stock. The services agreement provides for monthly payments to the Law Firm of $60,000, which has been taken into consideration in determining Mr. Odell’s salary and has been included as such in the Summary Compensation Table for years 2007, 2008 and 2009. In addition, Mr. Odell’s employment agreement provides that, on each anniversary of the date of commencement, the term of such agreement is automatically extended for an additional one (1) year period beyond the then-effective expiration date. The services agreement had a term of four years expiring on February 14, 2010. In light of the automatic extension of Mr. Odell’s employment agreement, on January 29, 2010, the Corporation amended the services agreement for purposes of extending its term from February 14, 2010 until February 14, 2011 unless earlier terminated.

(h)	In March 2009, the Corporation hired Mr. Calixto García-Vélez’s as Executive Vice-President and Florida Division Executive with responsibilities for the Corporation’s Florida operations. Under the terms of Mr. García-Vélez’s employment offer, Mr. García-Vélez receives a base salary of not less than $400,000 a year and a guaranteed sign-on bonus of $200,000. The sign-on bonus payment is included in the bonus section of the Summary Compensation Table for 2009.

(i)	Mr. Beauchamp-Rodríguez resigned as Chief Executive Officer of the Corporation on September 28, 2009.

(j)	Mr. Scherrer resigned as Chief Financial Officer of the Corporation on July 31, 2009. Mr. Scherrer was hired in July 2006; his employment agreement stipulated a base salary of no less than $700,000 a year and a guaranteed bonus of $400,000 upon the first anniversary of his employment. The guaranteed bonus payment is included in the bonus section of the Summary Compensation Table for 2007.

Grants of Plan-Based Awards

Due to the Corporation’s financial performance during 2009, non-equity and equity incentive award opportunities were not achieved and no grants of plan-based awards were made, specifically:

•	No cash awards were made due to TARP restrictions,

•	No restricted stock awards were made due to the Corporation not achieving at least 80% of prior year’s earnings, and

•	No stock options were granted due to restrictions under TARP.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to the unexercised options held by Named Executives as of December 31, 2009.

						Stock Awards
								Equity
								Incentive	Equity
	Option Awards							Plan	Incentive
			Equity					Awards:	Plan
			Incentive					Number of	Awards:
			Plan					Unearned	Market or
			Awards:					Shares,	Payout
		Number	Number					Unit or	Value of
	Number	of	of			Number		Other	Unearned
	of	Securities	Securities			of		Rights	Shares,
	Securities	Underlying	Underlying			Shares	Market Value	that	that
	Underlying	Unexercised	Unexercised			or Units	of Shares or	have	have
	Options	Options	Unearned	Option	Option	of Stock	Units of Stock	not	not
	(#)	(#)	Options	Exercise	Expiration	that have	that have	Vested	Vested
Name(a)	Exercisable	Unexercisable	(#)	Price ($)	Date	not vested	not vested	(#)	($)

Aurelio Alemán-Bermúdez	78,000	—	—	7.44	12/13/2010	—	—	—	—
	90,000	—	—	9.34	2/26/2012	—	—	—	—
	60,000	—	—	12.81	2/25/2013	—	—	—	—
	72,000	—	—	21.45	2/20/2014	—	—	—	—
	72,000	—	—	23.92	2/22/2015	—	—	—	—
	150,000	—	—	12.68	1/24/2016	—	—	—	—
	150,000	—	—	9.20	1/21/2017	—	—	—	—
Lawrence Odell	100,000	—	—	12.64	2/15/2016	—	—	—	—
	75,000	—	—	9.20	1/21/2017	—	—	—	—
Randolfo Rivera-Sanfeliz	2,110	—	—	7.44	12/13/2010	—	—	—	—
	60,000	—	—	9.34	2/26/2012	—	—	—	—
	50,000	—	—	12.81	2/25/2013	—	—	—	—
	60,000	—	—	21.45	2/20/2014	—	—	—	—
	60,000	—	—	23.92	2/22/2015	—	—	—	—
	75,000	—	—	12.68	1/24/2016	—	—	—	—
	75,000	—	—	9.20	1/21/2017	—	—	—	—

(a)	Messrs. Beauchamp-Rodríguez, Scherrer and García-Vélez did not have unexercised options as of December 31, 2009.

Options Exercised and Stock Vested Table

During 2009, no stock options were exercised by the Named Executives.

Pension Benefits

The Corporation does not have a defined benefit or pension plan in place for the Named Executives.

Defined Contribution Retirement Plan

The Named Executives are eligible to participate in the Corporation’s Defined Contribution Retirement Plan pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code (“PRIRC”), which provides retirement, death, disability and termination of employment benefits. The Defined Contribution Retirement Plan complies with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Retirement Equity Act of 1984, as amended (“REA”). An individual account is maintained for each participant and benefits are paid based solely on the amount of each participant’s account.

The Named Executives may defer up to $9,000 of their annual salary into the Defined Contribution Retirement Plan on a pre-tax basis as employee salary savings contributions. Each year the Corporation will make a contribution equal to 25% of the first 4% of each participating employee’s contribution; no match is provided for contributions in excess of 4% of compensation. Corporate contributions are made to employees with a minimum of one year of service. At the end of the fiscal year, the Corporation may, but is not obligated to, make additional contributions in an amount determined by the Board; however, the maximum of any additional contribution in any year may not exceed 15% of the total compensation of the Named Executives and no basic monthly or additional annual matches need be made in years during which the Corporation incurs a loss.

Non-Qualified Deferred Compensation

Under the Deferred Compensation Plan, Named Executives may defer a portion of his/her compensation. These deferred amounts, if any, are included in the compensation disclosed in the Summary Compensation Table. The Corporation does not match any of the deferred amounts. The deferred amounts are deposited in a trust that is administered by FirstBank. Investments by the trust may be made in stocks, bonds or other securities. The income, gains and losses, both realized and unrealized, from investments made by the Trust, net of any expenses properly chargeable, is determined annually at the close of each year and allocated among the accounts of the participants in proportion to the values of their respective contingent future benefits. The Corporation does not guarantee a return on the investment of these funds. Payment of the amount allocated to a participant is deferred until such participant’s retirement, resignation, disability or death, or in the event of an unforeseeable emergency or necessity, unless the plan is earlier terminated. The Deferred Compensation Plan may be terminated only by unanimous consent of the plan participants. In accordance with the provisions of the plan, in December 2009 the Compensation Committee resolved to terminate the plan and distribute the funds under the plan accounts. In 2009 the participants unanimously consented to the termination of the plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contribution	Contribution	Earnings	Withdrawals/	Balance at
Name	in Last FY ($)	in Last FY ($)	in Last FY ($)	Distributions ($)	Last FYE ($)

Aurelio Alemán-Bermúdez	250,000	—	20,997	939,268	—
Luis Beauchamp-Rodríguez	—	—	(3,829)	676,098	—

Employment Contracts, Termination of Employment and Change in Control Arrangements

Employment Agreements.  The following table discloses information regarding the employment agreements entered into with the Named Executives.

	Effective		Term of
Name(a)	Date	Current Base Salary	Years

Aurelio Alemán-Bermúdez	2/24/1998	$750,000	4
Orlando Berges-González	5/11/2009	$600,000	3
Lawrence Odell-Peck(b)	2/15/2006	$720,100	4
Randolfo Rivera-Sanfeliz	5/26/1998	$550,000	4
Luis M. Beauchamp-Rodríguez(c)	5/14/1998	$1,000,000	4
Fernando Scherrer(d)	7/24/2006	$700,000	3

(a)	In connection with the Corporation’s participation in the Capital Purchase Program, (i) the Corporation amended its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including severance and employment agreements), to the extent necessary to be in compliance with the executive compensation and corporate governance requirements of Section 111(b) of the EESA and applicable guidance or regulations issued by the Treasury on or prior to January 16, 2009 and (ii) each SEO, as defined in the Capital Purchase Program, executed a written waiver releasing the Treasury and the Corporation from any claims that such officers may otherwise have as a result of the Corporation’s amendment of such arrangements and agreements to be in compliance with Section 111(b) of EESA. Until such time as Treasury ceases to own any equity securities of the Corporation acquired pursuant to the Capital Purchase Program, the Corporation must maintain compliance with these requirements.

(b)	Mr. Odell’s employment agreement provides that, on each anniversary of the date of commencement, the term of such agreement is automatically extended for an additional one (1) year period beyond the then-effective expiration date. The Services Agreement entered into with the Law Firm in February 2006 in connection with the Corporation’s execution of Mr. Odell’s employment agreement had a term of four years expiring on February 14, 2010. In light of the automatic extension of Mr. Odell’s employment agreement, on January 29, 2010, the Corporation amended the Services Agreement for purposes of extending its term from February 14, 2010 until February 14, 2011, unless earlier terminated.

(c)	Mr. Beauchamp-Rodríguez resigned as Chief Executive Officer of the Corporation on September 28, 2009.

(d)	Mr. Scherrer resigned as Chief Financial Officer of the Corporation on July 31, 2009.

The agreements provide that on each anniversary of the date of commencement of each agreement the term of such agreement shall be automatically extended for an additional one (1) year period beyond the then-effective expiration date, unless either party receives written notice that the agreement shall not be further extended.

Under the employment agreements that are currently effective, the Board may terminate the contracting officer at any time; however, unless such termination is for cause, the contracting officer will be entitled to a severance payment of four (4) times his/her annual base salary (base salary defined as $450,000 in the case of Mr. Odell), less all required deductions and withholdings, which payment shall be made semi-monthly over a period of one year, except under Mr. Berges-González’s employment agreement, which provides that severance payments be of an amount prorated to cover the remaining balance of the three (3) year employment agreement term times his base salary. With respect to a termination for cause, “cause” is defined to include personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, material violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order or any material breach of any provision of the employment agreement.

In the event of a “change in control” of the Corporation during the term of the current employment agreements, the executive is entitled to receive a lump sum severance payment equal to his or her then current base annual salary (base salary defined as $450,000 in the case of Mr. Odell) plus (i) the highest cash performance bonus received by the executive in any of the four (4) fiscal years prior to the date of the change in control (three (3) years in the case of Mr. Berges-González) and (ii) the value of any other benefits provided to the executive during the year in which the change in control occurs, multiplied by four (4) (three (3) in the case of Mr. Berges-González). Termination of employment is not a requirement for a change in control severance payment under the employment agreements of Messrs. Alemán-Bermúdez, Odell, and Rivera-Sanfeliz, With respect to Mr. Berges-González’s employment agreement, which was executed during 2009, Mr. Berges-González would be entitled to a severance payment due to a change in control if he is terminated within two years following the change of control. This change is consistent with the Board’s new policy relating to employment contracts, under which all new employment contracts may not have a term of more than 3 years and must require termination of employment in the event of a severance payment. Pursuant to the employment agreements, a “change in control” is deemed to have taken place if a third person, including a group as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Corporation having 25% or more of the total number of votes which may be cast for the election of directors of the Corporation, or which, by cumulative voting, if permitted by the Corporation’s charter or By-laws, would enable such third person to elect 25% or more of the directors of the Corporation; or if, as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Corporation before any such transaction cease to constitute a majority of the Board of the Corporation or any successor institution.

The following table describes and quantifies the benefits and compensation to which the Named Executives would have been entitled under existing plans and arrangements if their employment had terminated on December 31, 2009, based on their compensation and services on that date. The amounts shown in the table do not include payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distribution from the 1165(e) plan, or any death, disability or post-retirement welfare benefits available under broad-based employee plans.

	Death, Disability,
	Termination without		Disability	Insurance
	Cause, Termination with	Severance	Benefits	Benefit
Name	Cause and Change in Control	($)(a)	($)	($)	Total ($)

Aurelio Alemán-Bermúdez	Death(b)	—	—	500,000	500,000
	Permanent Disability(c)	—	1,800,000	—	1,800,000
	Termination without cause	3,000,000	—	—	3,000,000
	Termination with cause	—	—	—	—
	Change in Control	6,126,059	—	—	6,126,059
Orlando Berges-González	Death(b)	—	—	500,000	500,000
	Permanent Disability(c)	—	1,080,000	—	1,080,000
	Termination without cause	1,584,658	—	—	1,584,658
	Termination with cause	—	—	—	—
	Change in Control	1,825,020	—	—	1,825,020
Lawrence Odell	Death(b)	—	—	500,000	500,000
	Permanent Disability(c)	—	1,080,000	—	1,080,000
	Termination without cause	1,800,000	—	—	1,800,000
	Termination with cause	—	—	—	—
	Change in Control	3,572,096	—	—	3,572,096
Randolfo Rivera-Sanfeliz	Death(b)	—	—	500,000	500,000
	Permanent Disability(c)	—	1,320,000	—	1,320,000
	Termination without cause	2,200,000	—	—	2,200,000
	Termination with cause	—	—	—	—
	Change in Control	3,815,696	—	—	3,815,696

(a)	As described above in connection with the Corporation’s participation in the CPP in January 2009, the Corporation amended its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including severance and employment agreements), to the extent necessary to be in compliance with the executive compensation and corporate governance requirements of Section 111(b) of the EESA and applicable guidance or regulations issued in connection with the CPP; these amendments have not been taken into consideration when quantifying the benefits and compensation to which the Named Executives would have been entitled to receive under this column if their employment had terminated on December 31, 2009. Notwithstanding the amounts included in this column, during the period in which any obligation arising from the Treasury’s financial assistance remains outstanding, the Corporation is prohibited from making certain severance payments in connection with the departure of the Named Executives from the Corporation for any reason, including due to a change in control, other than a payment for services performed or benefits accrued. The rules under ESSA exclude from this prohibition qualified retirement plans, payments due to an employee’s death or disability and severance payments required by state statute or foreign law.

(b)	Amount includes life insurance benefits in excess of those amounts available generally to other employees.

(c)	If the executive becomes disabled or incapacitated for a number of consecutive days exceeding those to which the executive is entitled as sick-leave and it is determined that the executive will continue to temporarily be unable to perform his/her duties, the executive will receive 60% of his/her compensation exclusive of any other benefits he/she is entitled to receive under the corporate-wide plans and programs available to other employees. If it is determined that the executive is permanently disabled, the executive will receive 60% of his/her compensation for the remaining term of the employment agreement. The executive will be considered “permanently disabled” if absent due to physical or mental illness on a full time basis for three consecutive months.

COMPENSATION COMMITTEE REPORT

Overview of risk and compensation plans.  As stated in the Compensation Discussion and Analysis, the Corporation believes it should have sound compensation practices that fairly reward the exceptional employees, and exceptional efforts by those employees, while assuring that their compensation reflects principles of risk management and performance metrics that reflect long-term contributions to sustained profitability, as well as fidelity to the values and rules of conduct expected of them. We are committed to continually evaluating and improving our compensation programs through:

•	Frequent self-examination of the impact of our compensation practices on the Corporation’s risk profile, as well as evaluation of our practices against emerging industry-wide practices;

•	Systematic improvement of our compensation principles and practices, ensuring that our compensation practices improve the Corporation’s overall safety and soundness; and

•	Continuing development of compensation practices that provide a strategic advantage to the Corporation and provide value for all stakeholders.

Risk-avoidance assessment of compensation plans.  As an integral part of the 2009 compensation process, the Compensation Committee directed the Chief Risk Officer (CRO) to conduct a review of risk in the Corporation’s compensation programs, examining three issues: (1) whether the compensation of the senior executive officers (“SEOs”) encourages them to take unnecessary and excessive risks that threaten the value of the Corporation; (2) whether the Corporation’s employee compensation plans pose unnecessary risks to the Corporation; and (3) whether there was any need to eliminate any features of these plans to the extent that they encouraged the manipulation of reported earnings of the Corporation to enhance the compensation of any employee. The Compensation Committee provided substantial oversight, review and direction throughout the process described below.

The review focused on the structure of the awards to the SEOs who were eligible for cash salary, incentive awards, and long-term restricted stock. The review also included all other short-term cash incentive plans under which employees of the Corporation and its subsidiaries are compensated. The only such plans were short-term cash incentive plans. The risk-avoidance analysis of the Corporation’s compensation arrangements and programs for SEOs and employees focused on elements of the compensation plans that may have the potential to affect the behavior of employees with respect to their job-related responsibilities, or might directly impact the financial condition of the Corporation. The assessment encompassed the identification of the various elements of the Corporation’s compensation plans, the identification of the principal risks to the Corporation that may be relevant for each element, and the identification of the mitigants for those risks. Among the elements considered in the assessment were: (i) the performance metrics and targets related to individual business units and strategic goals related to loan growth, deposit growth, product and geography expansion and net income targets, (ii) timing of pay out, and (iii) pay mix. Each element may present different risks to the Corporation; however, each has risk mitigants and many have no potential to encourage the manipulation of reported earnings. During 2009, the Compensation Committee retained the services of Mercer (US) Inc., compensation consultants, to assist in the assessment of the short-term incentive plans.

In the risk-avoidance assessment, management concluded that the Corporation’s compensation plans are not reasonably likely to have a material adverse effect on the Corporation. Management believes that, in order to give rise to a material adverse effect on the Corporation, a compensation plan must provide benefits of sufficient size to be material to the Corporation or it must motivate individuals at the Corporation who are in a position to have a material impact on the Corporation to behave in a manner that is materially adverse to the Corporation.

While the analysis revealed that the SEOs’ compensation arrangements and the employee compensation programs do not encourage them to take unnecessary or excessive risks or to manipulate reported earnings and that all reasonable efforts have been undertaken to ensure that these compensation plans do not encourage senior management or SEOs or other employees to take unnecessary and excessive risks in running their businesses or business support functions, the Corporation continues to enhance and strengthen the control framework surrounding all of its compensation programs. Some of the actions being taken include the consolidation of similar incentive plans to streamline the compensation process, as well as expand the use of scorecards incorporating corporate performance metrics for the different positions eligible to participate in the compensation programs.

As mentioned above, the evaluation of the compensation programs revealed that they do not encourage SEOs or other employees to take unnecessary and excessive risks that may threaten the value of the Corporation. The evaluation concluded that the compensation plans, in conjunction with internal controls, have distinct features that discourage and mitigate unnecessary or excessive risks, including the following:

•	The Corporation periodically assesses the competitiveness of its executive compensation structure through internal research and external studies conducted by independent compensation consultants taking into consideration survey and proxy data.

•	The compensation structure is based on a pay for performance methodology. The compensation depends on multiple performance factors based on the Corporation, business unit and individual achieving performance objectives designed to enhance stockholder value. Actual incentive payouts are larger if superior target performance is achieved and smaller if target performance is not achieved.

•	The compensation structure has a balance between performance objectives and risk management measures to prevent the taking of excessive risks.

•	The Corporation’s risk management structure, including policies and procedures, provides for the ability to anticipate, identify, measure, monitor and control risks faced by the Bank. The adequacy of the internal controls and risk management structure is continuously evaluated by internal and external examiners.

•	The cash incentive plan imposes a specific target dollar maximum amount for each SEO. The equity incentive plan imposes grant limits that apply on an individual basis.

•	The equity incentive plan by itself provides for downside leverage if the stock does not perform well.

•	Shares that may be granted under the stock award program vest ratably over a 4-year period following year 3 for a total vesting period of 7 years. Vesting acceleration provisions impose target performance goals tied to the earning per share that needs to be met.

•	The internal control structure provides for rigorous oversight of the lending and other applicable areas.

As part of the process to review the Corporation’s compensation plans with the CRO every six months, the Compensation Committee will analyze the 2010 incentive compensation arrangements as they are established and will continue to ensure that the Corporation complies with those provisions of the EESA or any other law or regulation related to compensation arrangements applicable to financial institutions participating in the CPP.

Committee Certifications.  The committee certifies that (1) it has reviewed with the Corporation’s CRO the SEO compensation plans and has made all reasonable efforts to ensure that such plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Corporation; (2) it has reviewed with the CRO the Corporation’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks those plans pose to the Corporation, and (3) it has reviewed the Corporation’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

The committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on this review, the committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s annual report on Form 10-K and proxy statement on Schedule 14A filed with the Securities and Exchange Commission.

Sharee Ann Umpierre-Catinchi (Chairperson)
Jorge Díaz-Irizarry
José L. Ferrer-Canals

STOCKHOLDER PROPOSALS

SEC rules and regulations require that proposals that stockholders would like included in a company’s proxy materials must be received by the Secretary of the Corporation no later than 120 days before the first anniversary of the date on which the previous year’s proxy statement was first mailed to stockholders unless the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting. When the date is changed by more than 30 days from the date of the previous year’s meeting, the deadline is a reasonable time before the company begins to print and send its proxy materials. In accordance with the Corporation’s By-laws, the Corporation expects to hold its 2011 Annual Meeting of Stockholders on or before April 26, 2011, subject to the right of the Board to change such date based on changed circumstances.

Any proposal that a stockholder wishes to have considered for presentation at the 2011 Annual Meeting and included in the Corporation’s proxy statement and form of proxy used in connection with such meeting, must be forwarded to the Secretary of the Corporation at the principal executive offices of the Corporation no later than November [     ], 2010. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. The deadline for submitting a stockholder proposal outside the processes of Rule 14a-8, other than mentioned below, is no later than February [     ], 2011.

Under the Corporation’s By-laws, if a stockholder seeks to propose a nominee for director for consideration at the annual meeting of stockholder, notice must be received by the Secretary of the Corporation at least 30 days prior to the date of the annual meeting of stockholders. Accordingly, under the By-laws, any stockholder nominations for directors for consideration at the 2011 Annual Meeting must be received by the Secretary of the Corporation at the principal executive offices of the Corporation no later than March 25, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with, except that Calixto García-Vélez filed one (1) late Form 3 upon becoming a Section 16(a) reporting person.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for the year ended December 31, 2009 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at our annual meeting of stockholders. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Stockholders may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, without charge upon written request. Any Exhibits listed in the Form 10-K will also be furnished upon written request at the Corporation’s expense. Any such request should be directed to Lawrence Odell, Secretary of the Board of Directors, at First BanCorp, 1519 Ponce de León Avenue, Santurce, Puerto Rico 00908. An electronic copy of the Annual Report on Form 10-K for the year ended December 31, 2009 is also available on the Corporation’s website at www.firstbankpr.com or at http://bnymellon.mobular.net/bnymellon/fbp.

By Order of the Board of Directors,

Lawrence Odell
Secretary

San Juan, Puerto Rico
March [30], 2010

In keeping with the environment, this proxy statement has been printed on recycled paper.